     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 24, 1998


                                                      REGISTRATION NO. 333-26727
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                               ------------------

                         POST-EFFECTIVE AMENDMENT NO. 1


                                       TO

                                    FORM S-2

                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933
                               ------------------


                              TRUSERV CORPORATION


               (PRIOR TO JULY 1, 1997 KNOWN AS COTTER & COMPANY)

             (Exact name of Registrant as specified in its charter)

                  Delaware                                      36-2099896
          (State of Incorporation)                   (IRS Employer Identification No.)

                           8600 West Bryn Mawr Avenue
                          Chicago, Illinois 60631-3505
                                 (773) 695-5000
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)


 Kerry J. Kirby, Executive Vice President, Finance and Chief Financial Officer


                              TruServ Corporation

                           8600 West Bryn Mawr Avenue
                          Chicago, Illinois 60631-3505
                                 (773) 695-5000
                              Fax: (773) 695-6563
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:


      Daniel T. Burns, Senior Vice President and Secretary  William K. Blomquist, Esq.
                      TruServ Corporation                        Arnstein & Lehr
                   8600 West Bryn Mawr Avenue                       Suite 1200
                  Chicago, Illinois 60631-3505              120 South Riverside Plaza
                         (773) 695-5000                      Chicago, Illinois 60606
                      Fax: (773) 695-5465                         (312) 876-7128
                                                               Fax: (312) 876-0288


                               ------------------

        Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this Post-Effective Amendment to the Registration Statement.


     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

     If the Registrant elects to deliver its latest annual report to security holders, or a complete and legible facsimile thereof, pursuant to Item 11(a)(1) of this Form, check the following box. [ ]

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                              TRUSERV CORPORATION


                               ------------------

                             CROSS REFERENCE SHEET


                                                                         CAPTION IN
                     ITEM IN FORM S-2                                    PROSPECTUS
                     ----------------                                    ----------
 1.  Forepart of the Registration Statement and
     Outside Front Cover Page of Prospectus...........  Forepart of Registration Statement and
                                                          Outside Front Cover Page of Prospectus
 2.  Inside Front and Outside Back Cover Pages of
     Prospectus.......................................  Available Information; Reports to Security
                                                          Holders; Documents Incorporated by
                                                          Reference
 3.  Summary Information, Risk Factors and Ratio of
     Earnings to Fixed Charges........................  Summary; The Company; Certain Terms of the
                                                          Notes; Risk Factors, Consolidated Ratio of
                                                          Earnings to Fixed Charges of the Company
 4.  Use of Proceeds..................................  Use of Proceeds
 5.  Determination of Offering Price..................  Outside Front Cover Page of Prospectus and
                                                          Plan of Distribution
 6.  Dilution.........................................  Not Applicable
 7.  Selling Security Holders.........................  Not Applicable
 8.  Plan of Distribution.............................  Plan of Distribution
 9.  Description of Securities to be Registered.......  Certain Terms of the Notes
10.  Interests of Named Experts and Counsel...........  Not Applicable
11.  Information with Respect to the Registrant.......  Summary; The Company; Dividends; Selected
                                                          Financial Data; Management's Discussion and
                                                          Analysis of Financial Condition and Results
                                                          of Operations; Business; Distribution of
                                                          Patronage Dividends; Management; Certain
                                                          Terms of the Notes; Index to Consolidated
                                                          Financial Statements
12.  Incorporation of Certain Information by
     Reference........................................  Documents Incorporated By Reference
13.  Disclosure of Commission Position on
     Indemnification for Securities Act Liabilities...  Not Applicable

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.



                             SUBJECT TO COMPLETION


                  PRELIMINARY PROSPECTUS DATED APRIL 24, 1998


PROSPECTUS


                              TRUSERV CORPORATION


                                  $44,487,373

                VARIABLE DENOMINATION FLOATING RATE DEMAND NOTES


    The TruServ Variable Denomination Floating Rate Demand Note Investment Program (the "Program") is designed to provide investors (the "Investors") with a convenient means of investing funds directly with TruServ Corporation (the "Company"). The Variable Denomination Floating Rate Demand Notes (the "Notes") will provide liquidity and will typically pay interest above the average rate of taxable U.S. money market funds. This offering (the "Offer") is being made in reliance on Rule 415 under the Securities Act of 1933.



    The Notes are offered exclusively to Members of TruServ Corporation holding Class A common stock and holders of certain TruServ Corporation Variable Denomination Fixed Rate Redeemable Term Notes described herein (collectively, the "Offerees"). The Program is designed to provide Offerees with a convenient means of investing funds directly with the Company.


    The Notes will be repayable on demand and will be similar in legal obligation to the Company's TruServ Variable Denomination Fixed Rate Redeemable Term Note Program ("Fixed Rate Program").

    Investments in the Notes will be represented by a Program account (an "Account") established for the Investor by the agent bank (the "Agent Bank") appointed by the Company. The Notes will not be represented by a certificate or any other instrument evidencing the Company's indebtedness. The Company reserves the right to modify, withdraw, or cancel the offer made hereby at any time.


    AN ACCOUNT IS NOT EQUIVALENT TO A DEPOSIT OR OTHER BANK ACCOUNT AND IS NOT SUBJECT TO THE PROTECTION OF THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER INSURANCE. THE PROGRAM IS NOT SUBJECT TO THE REQUIREMENTS OF THE INVESTMENT COMPANY ACT OF 1940 (INCLUDING DIVERSIFICATION OF INVESTMENTS). ALL INVESTMENTS IN THE NOTES ARE OBLIGATIONS OF TRUSERV CORPORATION AND ARE NOT OBLIGATIONS OF OR GUARANTEED BY THE AGENT BANK OR ANY OTHER COMPANY. THE WEEKLY INTEREST RATE PAID ON INVESTMENTS IN THE NOTES MAY NOT PROVIDE A BASIS FOR COMPARISON WITH OTHER INVESTMENTS WHICH USE A DIFFERENT METHOD OF CALCULATING A VARIABLE YIELD OR WHICH PAY A FIXED YIELD FOR A STATED PERIOD OF TIME.


    For further information, including interest rates, regarding the TruServ Variable Denomination Floating Rate Demand Note Investment Program, please call 1-800-507-9000.

    SEE "RISK FACTORS" ON PAGE 10 FOR INFORMATION WHICH SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

    Please read this Prospectus carefully and retain for future reference.
                               ------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

==========================================================================================================

                                                                     UNDERWRITING
                                                  PRICE TO           DISCOUNTS AND         PROCEEDS TO
                                                   PUBLIC             COMMISSIONS            COMPANY
----------------------------------------------------------------------------------------------------------
Variable Denomination Floating Rate Demand
  Notes....................................    $44,487,373(1)        See (2) Below       $44,487,373(3)
==========================================================================================================


(1) The initial minimum denomination note which may be purchased is $250.

(2) There will be no underwriters. The subject Notes will be sold directly by the Company at par value.


(3) There is no firm commitment for the sale of the securities offered hereunder; they will be sold from time to time by the Company. However, assuming the sale of all securities offered hereunder, and before deduction of approximately $74,000 for estimated expenses in connection with this offering, the total proceeds will be as shown above.

                               ------------------

                      These securities are offered through

                              TRUSERV CORPORATION

                               ------------------

                 THE DATE OF THIS PROSPECTUS IS

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549, as well as the Regional Offices of the Commission at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such materials can be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Such reports and other information may also be obtained from the Commission's web site which is maintained at http://www.sec.gov.

                          REPORTS TO SECURITY HOLDERS

     Each year the Company distributes to its stockholder-Members an annual report containing consolidated financial statements reported upon by a firm of independent auditors. The Company may, from time to time, also furnish to its stockholder-Members interim reports, as determined by management.

                      DOCUMENTS INCORPORATED BY REFERENCE


     The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, filed pursuant to Section 15(d) of the Exchange Act, is incorporated herein by reference. The Company will provide without charge to each person to whom a Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the documents incorporated by reference in the Registration Statement (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that the Registration Statement incorporates). Requests for such copies should be directed to Kerry J. Kirby, Executive Vice President, Finance and Chief Financial Officer, TruServ Corporation, 8600 West Bryn Mawr Avenue, Chicago, IL 60631-3505, (773) 695-5000. The Company currently estimates that the Offer will terminate on or about one year from offer date.

                                    SUMMARY


     This Summary is qualified in its entirety by the detailed information and the Company's consolidated financial statements (including the notes thereto) appearing elsewhere in this Prospectus and in the documents incorporated herein by reference.



     TruServ Corporation ("TruServ" or the "Company") was organized as Cotter & Company ("Cotter"), a Delaware corporation, in 1953. Upon its organization, it succeeded to the business of Cotter & Company, an Illinois corporation organized in 1948. On July 1, 1997, Cotter & Company merged with ServiStar Coast to Coast Corporation ("SCC") (the "Merger"). SCC was a hardware wholesaler organized in 1935 with a strong presence in retail lumber and building materials. Following the Merger, the Company was renamed TruServ Corporation. The Company's principal executive offices are located at 8600 West Bryn Mawr Avenue, Chicago, Illinois, 60631-3505. Its telephone number is (773) 695-5000.



     The Company is a Member-owned wholesaler of hardware, lumber/building materials and related merchandise. It is the largest cooperative wholesaler of hardware, lumber/building materials and related merchandise in the United States. The Company also manufactures paint and paint applicators. For reporting purposes, the Company operates in a single industry as a Member-owned wholesaler cooperative.



     The Notes being offered hereby are offered exclusively to Members of the Company holding Class A common stock and holders of certain TruServ Corporation Variable Denomination Fixed Rate Redeemable Term Notes. Ownership of the Notes can be issued in one of the following four types of accounts: Single Tenancy, Joint Tenancy with Right of Survivorship, Tenancy by Custodian (under the Uniform Gifts to Minors Act) and Living Trust. Sales of Notes are made for cash. The Investor must have a valid social security or taxpayer identification number.


     Interest is compounded monthly and interest payments will be added to the account balance on a monthly basis.


     The Notes are not equivalent to a deposit or other bank account and are not subject to the protection of the Federal Deposit Insurance Corporation or any other insurance. The Program is not subject to the requirements of the Investment Company Act of 1940 (including diversification of investments). All investments in the Notes are investments in securities of the Company and are not an obligation of The Northern Trust Company (the "Agent Bank") or any other company.


     The Notes being offered hereby are not transferable and may not be pledged for any debt of an Investor. Additionally, the Company has the option to redeem the account balance in whole or in part at the principal amount thereof plus accrued and unpaid interest.

     The Notes will be subordinated in right of payment to senior notes, indebtedness to banking institutions, trade creditors and other indebtedness of the Company. The Notes are unsecured and rank equally and rateably with all other unsecured and subordinated indebtedness of the Company.

     The Program is not qualified under Section 401 (a) of the Internal Revenue Code. Accordingly, all interest credited to the notes or paid in any taxable year is reportable by the Investor as taxable income for Federal income tax purposes. No part of the taxable interest is excludable from taxable income.

     There is no existing secondary market for the Notes offered hereunder and there is no expectation that any secondary market will develop.

     The Company intends to use the proceeds of this offering primarily for general working capital purposes, including the purchase of merchandise for resale to Members.

                                  THE COMPANY


     TruServ Corporation ("TruServ" or the "Company") was organized as Cotter & Company ("Cotter"), a Delaware corporation, in 1953. Upon its organization, it succeeded to the business of Cotter & Company, an Illinois corporation organized in 1948. On July 1, 1997, Cotter & Company merged with ServiStar Coast to Coast Corporation ("SCC") (the "Merger"). SCC was a hardware wholesaler organized in 1935 with a strong presence in retail lumber and building materials. Following the Merger, the Company was renamed TruServ Corporation. The Company's principal executive offices are located at 8600 West Bryn Mawr Avenue, Chicago, Illinois, 60631-3505. Its telephone number is (773) 695-5000.



     The Company is a Member-owned wholesaler of hardware, lumber/building materials and related merchandise. It is the largest cooperative wholesaler of hardware, lumber/building materials and related merchandise in the United States. The Company also manufactures paint and paint applicators. For reporting purposes, the Company operates in a single industry as a Member-owned wholesaler cooperative.



     The Company serves approximately 9,800 Coast to Coast(R), ServiStar(R) and True Value(R) Hardware Stores throughout the United States. Primary concentrations of Members exist in New York (approximately 8%), Pennsylvania (approximately 7%), California (approximately 5%) and Illinois, Michigan, Ohio and Texas (approximately 4% each).


                       CONSOLIDATED RATIO OF EARNINGS TO
                          FIXED CHARGES OF THE COMPANY


      FOR THE FISCAL YEARS
--------------------------------
1997   1996   1995   1994   1993
----   ----   ----   ----   ----
2.02   2.57   2.78   2.84   2.71



     The ratio of earnings to fixed charges has been computed by dividing earnings before income taxes and fixed charges by fixed charges. Fixed charges consist of interest expense and the portion of rental expense deemed to represent interest expense.

          THE TRUSERV VARIABLE DENOMINATION FLOATING RATE DEMAND NOTE
                               INVESTMENT PROGRAM

INTEREST

     The principal amount of each Note will be equal to all investments made in the Notes by the Investor, plus accrued and reinvested interest, less any redemptions and fees. The Notes will have no stated maturity and will earn interest at floating rates, to be determined by the TruServ Investment Program Committee each week, to be effective the following week. The rate of interest on the Notes will typically be greater than the most recent seven-day average yield (non-compounded) for taxable money market funds in the United States as published in the IBC Money Fund Report*. Rates may vary by Account balance or other factors as determined by the TruServ Investment Program Committee. Interest on the Notes will accrue daily and will be compounded monthly. The rate of interest paid for any period on the Notes is not an indication or representation of future rates. Accrued interest will be credited and automatically reinvested in additional Notes monthly and will begin to accrue interest on the first day following the date of such reinvestment. If in any week the IBC Money Fund Report is not available or publication of such seven-day average yield is suspended, the seven-day average yield at such time shall be an approximately equivalent rate determined by the TruServ Investment Program Committee. Information concerning the interest rate on the Notes will be available by calling toll free 1-800-507-9000.

ACCOUNT INFORMATION

     The Investor will receive regular quarterly statements showing a summary of all transactions made in the Investor's Account. Redemption checks on which payment has been made will not be returned to the Investor, but the check number and the amount of each check will be indicated on the Investor's statement.

ELIGIBLE INVESTORS

     The Notes being offered hereby are offered exclusively to Members of the Company holding Class A common stock and holders of certain TruServ Corporation Variable Denomination Fixed Rate Redeemable Term Notes. All sales of the Notes will be made for cash.

HOW TO INVEST

     To open an Account, complete the Application accompanying this Prospectus and enclose a check made payable to "TruServ Investment Program" for the initial investment (minimum investment -- $250). After the Account is opened, additional investments may be made at any time without charge by check or by wire transfer:

     BY CHECK MAILED TO AGENT BANK. Your investment will be credited and interest will begin to accrue on the first business day after the Agent Bank receives your check. Funds will be available for withdrawal the morning of the sixth business day following deposit. Investments made by check cannot be redeemed for five business days after the check is first credited to your Account or, if later, until the check clears. Checks must be payable only to "TruServ Investment Program". No third party checks will be accepted.

     All investments must be made in U.S. dollars drawn on a U.S. bank. Accounts may be opened only by U.S. Citizens providing valid U.S. Federal Identification numbers. You may terminate your investments at any time.

     BY WIRE TRANSFER. You may wire transfer your investment to the Program. Wire transfers received by 10:00 a.m. CST will be processed same day. Wire transfers received after 10:00 a.m. CST will be credited to your Account the following business day.

---------------

    *IBC Money Fund Report is a registered trademark of IBC Financial Data, Inc. and is published weekly and is currently published on Thursday in The Wall Street Journal. IBC Money Fund Report states that the yield information obtained from money market funds is screened by the publisher, but no guarantee of the accuracy of the information contained therein is made by the Company.

     Wire investments should be wired to:

                     ABA 071000152
                     The Northern Trust Company, Chicago, Illinois TruServ Investment Program
                     Further Advice -- (Your Account Number)

HOW TO REDEEM

     You may redeem any part of your Account at any time as described below. Interest on redeemed investments will accrue to, but not including, the date of redemption. You may close your Account only by use of the written redemption option.

     REDEMPTION BY CHECK. You may make redemption checks payable to anyone in the amount of $250 or more. If the amount of the redemption check is greater than the balance in your Account or less than $250, the check will not be honored. Your redemption will be made on the day the Agent Bank receives your redemption check for payment. If your Account is held jointly with someone else, only one signature will be required on a redemption check unless otherwise specified. The check redemption feature does not create a deposit or a banking relationship with the Agent Bank, or with the Company.

     WRITTEN REDEMPTION. You may redeem all or any part of your Account, subject to a $250 minimum, by written request, including the signatures of all registered owners (including joint owners) of the Account. A check for the requested amount (or in an amount equal to the balance of your Account if the Account is being closed) will be mailed to the registered account address.

     WIRE REDEMPTION. You can redeem any part of your Account, subject to a $2,500 minimum, by wire transfer if you have authorized the wire redemption option. Wire redemption proceeds can only be wired to the U.S. bank account you have designated on your Application. To change this designation, a written request signed by all registered owners (including joint owners) of the Account, with all signatures guaranteed by a financial institution, must be submitted to the Agent Bank. Funds will be wired no later than the next business day after receipt of your wire redemption request, provided your request is received by 2:00 p.m. Eastern Time on any business day. If your designated bank is not a member of the Federal Reserve system, there may be a delay in wiring funds. Each wire transfer will incur a processing charge from the Agent Bank, and may also incur an additional charge from other institutions handling the transfer. The Agent Bank's records of the wire instructions are binding.

     REDEMPTION DUE TO BALANCE BELOW MINIMUM INVESTMENT. If your Account balance falls below the $250 minimum, you will receive notice that the Account is below the minimum and will be closed at the end of the next monthly cycle. If additional investments increasing the Account balance to at least $250 are not made, the Account will then be closed at the end of the next cycle and an official bank check issued for the balance plus interest.

FEES

     There are no account maintenance fees or charges for checks or check redemptions, no sales loads, and no charges for investing or ongoing management other then as described herein. Fees for checks returned for insufficient funds, wire redemptions, stop payment requests and other unusual services will be directly debited from your Account, as follows:


Additional fees (Subject to change)
  Wire transfer fee - per wire transfer ($2,500 minimum)....    $ 15.00
  Non-sufficient funds (NSF) deposit - per check............    $ 10.00
  Stop payment..............................................    $ 15.00
  Overnight delivery........................................    $ 12.00

TRUSERV INVESTMENT PROGRAM COMMITTEE


     The TruServ Investment Program Committee consists of officers of the Company designated by the Company's Board of Directors. The Committee has the full power and authority to amend the Program as described under "Termination, Suspension, or Modification". The Committee may also interpret Program provisions, adopt Program rules and regulations and make certain determinations regarding the Program. The members of the Committee are the Company's Chief Financial Officer and Assistant Treasurer. Members of the Committee receive no additional compensation for Committee services.


TERMINATION, SUSPENSION OR MODIFICATION

     The Company expects that the Program will continue indefinitely, but the Company reserves the right at any time to suspend or terminate the Program entirely, or from time to time to modify the Program in part. The Company also reserves the right to modify, suspend or terminate any of the investment options and redemption options described above. Written notice of any material modification, suspension or termination will be provided to Investors at least fifteen days prior to the effective date. See "Certain Terms of the Notes--Modification of the Indenture."

                                USE OF PROCEEDS

     The proceeds from the sale of the Notes will be made available for general working capital purposes, including the purchase of merchandise for resale to Members.

                                  ARBITRATION

     This Program shall be enforced and interpreted under the laws of the State of Illinois. Any controversy or claims arising out of or relating to this Offer, or any breach thereof, including, without limitation, any claim that this Offer or any portion thereof is invalid, illegal or otherwise voidable, shall be submitted to arbitration before and in accordance with the rules of the American Arbitration Association unless another extra judicial dispute resolution process has been agreed to in writing by the parties, provided however, that any matters arising under the federal securities laws will not be subject to or in any way affected, waived or compromised by this arbitration provision. Judgment upon the award may be entered in any court having jurisdiction thereof. The location of the arbitration proceedings shall be at the American Arbitration Association office geographically or physically located closest to the Investor's domicile, unless otherwise agreed upon in writing by the parties.

                           CERTAIN TERMS OF THE NOTES


     The Notes are issued under an Indenture (the "Indenture") dated as of May 8, 1997, as amended, between the Company and U.S. Bank Trust National Association formerly known as First Trust National Association, as trustee (the "Trustee"). The statements under this heading are subject to the detailed provisions of the Indenture, a copy of which is filed as an exhibit to the Registration Statement covering the offering of the Notes. Wherever particular provisions of the Indenture or terms defined therein are referred to, such provisions or definitions are incorporated by reference as a part of the statements made and the statements are qualified in their entirety by such reference.


GENERAL

     The Notes are initially issuable in a minimum amount of $250 and thereafter in investments of at least $50 and will mature on the demand of the Investor. The Notes are unsecured and rank equally and ratably with all other unsecured debt and subordinated indebtedness of the Company. Neither the Indenture nor any other instrument to which the Company is a party limits the principal amount of the Notes or any other indebtedness of the Company that may be issued. The Notes will not be subject to any sinking fund. The Notes will be issued in uncertificated form (i.e. "Book Entry") and Investors will not receive any certificate or other instrument evidencing the Company's indebtedness. All funds invested in Notes together with interest accrued thereon, and redemptions, if any, will be recorded on a register maintained by the Agent Bank.

OPTIONAL REDEMPTION BY THE COMPANY

     The Company may redeem, at any time at its option, all or any part of the Notes. Any partial redemption of Notes will be effected by lot or pro rata or by any other method that is deemed fair and appropriate by the Trustee, except that the Company may redeem all of the Notes held in an Account not meeting guidelines established by the TruServ Investment Program Committee. The Company will give at least 30 days prior written notice to an Investor whose Note is to be redeemed. The Note (or portion thereof) being so redeemed, plus accrued and unpaid interest thereon to, but not including, the date of redemption, will be paid by check to the registered holder of the Note. Interest on the redeemed amount shall cease to accrue on and after the effective date of redemption.

MODIFICATION OF THE INDENTURE

     The Indenture permits the Company and the Trustee, with the consent of the holders of not less than 66 2/3% in aggregate principal amount of the Notes at the time outstanding, to add any provisions to or change in any manner or eliminate any of the provisions of the Indenture or modify in any manner the rights of the holders of the Notes, provided that no such addition or modification shall, among other things (i) change the character of the Notes from being payable upon demand, (ii) reduce the principal amount of any Note or
(iii) reduce the aforesaid percentage of principal amount of such Notes, the consent of the holders of which is required for any addition or modification, without in each case the consent of the holder of each such Note so affected.

EVENTS OF DEFAULT

     An Event of Default with respect to the Notes is defined in the Indenture as being: default in payment of any principal or interest on any Note when due and continuance of such default for a period of 20 days, provided that an administrative error shall not be considered an Event of Default unless such error shall have continued uncorrected for a period of 60 days after written notice to the Agent Bank or the Trustee (with a copy to the Company), the Trustee to be the sole judge of whether the error has been corrected; default for 60 days after written notice to the Company in the performance of any other covenant in the respect of the Notes; or certain events in bankruptcy, insolvency or reorganization. The Indenture requires the Company to file with the Trustee annually a written statement as to the presence or absence of certain defaults under the terms thereof. The Trustee shall, within 90 days after the occurrence of a default in respect of the Notes, give to the holders thereof notice of all uncured and unwaived defaults known to it (the term "default" to mean the events specified above without grace periods); provided that, except in the case of default in the payment of principal or interest on any of the Notes, the Trustee shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interests of the holders of the Notes. The Indenture provides that during the continuance of an Event of Default, either the Trustee thereunder or the holders of 50% in aggregate principal amount of the outstanding Notes may declare the principal of all such Notes to be due and payable immediately, but under certain conditions such declaration may be annulled by the holders of a majority in principal amount of such Notes then outstanding. The Indenture provides that past defaults with respect to the Notes (except, unless theretofore cured, a default in payment of principal of or interest on any of the Notes) may be waived on behalf of the holders of all Notes by the holders of a majority in principal amount of such Notes then outstanding.

CONCERNING THE TRUSTEE

     The Trustee acts as trustee under one other indenture with the Company, pursuant to which a number of series of subordinated, unsecured notes of the Company are presently outstanding.

LIMITATION ON SUITS

     Investors may not institute suit with respect to the Indenture without first giving the Trustee written notice of a continuing Event of Default; Investors holding at least 50% in principal amount outstanding of the Notes have made written request to the Trustee to institute such an action; such Investors have offered the Trustee reasonable indemnity against its costs, expenses and liabilities to be incurred in complying with such a request; the Trustee has failed to institute such an action for at least 60 days; and no direction inconsistent with such written request has been given to the Trustee during that 60 day period by Investors holding a majority in principal amount of the Notes.

SATISFACTION AND DISCHARGE

     Satisfaction and discharge of the Indenture will occur upon termination of the Program by the Company in accordance with its terms; all the Notes becoming due and payable; the Company depositing the entire amount sufficient to pay all the Notes, including principal and interest due or to become due to the date of payment; and the Company paying all other sums payable by it under the Indenture.

                              PLAN OF DISTRIBUTION

     The availability of the Program will be communicated through a mailing to all Offerees. An Offeree, upon request of an application package will receive the Prospectus, IRS W-9 Certification Form and application form to be returned to the address as specified on the application form. The application will include the Investor's registration form. By signing and returning the application form and IRS W-9 Certification Form, together with a check made payable to the "TruServ Investment Program" for the invested amount to the address as specified on the application form, an Investor shall consent to be bound by the terms of the Program, as described in the Prospectus, as amended from time to time by the Company.

                         AGENT BANK AND ADMINISTRATION

     The Company has engaged The Northern Trust Company as the Agent Bank to service the Program. The Agent Bank will send the following to the Investor:

        -- Investment confirmation,

        -- Quarterly statements listing all balances, transactions and year-to-date interest, and

        -- Form 1099INT.

     Additionally, the Agent Bank will provide an automated voice response system, at toll-free number 1-800-507-9000, to allow Investors to call and obtain aggregate account information. The Agent Bank will also process redemption requests, respond to inquiries and provide to Investors Account information. Additional or other inquiries from Investors to the Agent Bank will be forwarded to the Company.

                                     TAXES

     The Program is not qualified under Section 401(a) of the Internal Revenue Code. Accordingly, all interest credited to the Notes or paid in any taxable year is reportable by the Investor as taxable income for Federal income tax purposes. No part of the taxable interest is excludable from taxable income.

     The December statement to each Investor from the Agent Bank each year will state the full amount reportable as taxable income. The Agent Bank also will file tax information returns as required by law. State and local income taxes and tax reporting also may be applicable. Investors are individually responsible for complying with applicable federal, state, and local tax laws and should consult their individual tax advisors with respect to tax consequences which may be applicable to their particular situation.

                                  RISK FACTORS


     The business of the Company is subject to a number of risks, including: the uncertainties associated with the integration of the business of SCC with the Company; the uncertain impact of the growth in the hardware, lumber/building materials, home center, do-it-yourself, rental and industrial/commercial industries; the impact of increasingly intense competition and market changes; the potential impact of future litigation; the impact of various environmental issues; the volatility of merchandise and inventory prices; the failure to achieve anticipated economics of scale and operating efficiencies of the post-Merger cooperative; difficulties in integrating merchandise ordering and purchasing systems after the Merger; difficulties in integrating wholesale technology and technical support; difficulties of combining logistic/distribution facilities and systems operations; regional variations in marketing opportunities; the potential impact of franchising and licensing laws on the Company's operations; the combination of disparate pricing strategies and problems arising from year 2000 computer compliance.


     The Notes are unsecured obligations and will be subordinated in right of payment to senior notes, indebtedness to banking institutions, trade creditors and other indebtedness of the Company.


                                   DIVIDENDS


     Other than the payment of patronage dividends, including the redemption of some nonqualified written notices of allocation, the Company has not paid dividends on its Class A common stock or Class B common stock. The Board of Directors does not plan to pay dividends on either class of stock. Dividends (other than patronage dividends) on the Class A common stock and Class B common stock, subject to the provisions of the Company's Certificate of Incorporation, may be declared out of gross margins of the Company, other than gross margins from operations with or for Members and other patronage source income, after deduction for expenses, reserves and provisions authorized by the Board of Directors. Dividends may be paid in cash, in property, or in shares of the common stock, subject to the provisions of the Certificate of Incorporation. See "Distribution of Patronage Dividends."

                            SELECTED FINANCIAL DATA


                                                             FOR THE FISCAL YEARS
                                        --------------------------------------------------------------
                                           1997         1996         1995         1994         1993
                                        ----------   ----------   ----------   ----------   ----------
                                                                (IN THOUSANDS)
Revenues..............................  $3,331,686   $2,441,707   $2,437,002   $2,574,445   $2,420,727
Gross margins.........................  $  241,020   $  196,636   $  202,068   $  223,331   $  217,921
Net margins(a)........................  $   42,716   $   52,410   $   59,037   $   60,318   $   57,023
Patronage dividends...................  $   43,782   $   53,320   $   60,140   $   60,421   $   54,440
Total assets..........................  $1,438,913   $  853,985   $  819,576   $  868,785   $  803,528
Long-term debt........................  $  169,209   $   80,145   $   79,213   $   75,756   $   69,201
Promissory (subordinated) and
  installment notes payable...........  $  172,579   $  185,366   $  186,335   $  199,099   $  217,996
Class A common stock..................  $   47,423   $    4,876   $    5,294   $    6,370   $    6,633
Class B nonvoting common stock........  $  187,259   $  114,053   $  113,062   $  116,663   $  110,773


---------------

(a) The net margin for fiscal 1997 includes a deduction of $13,650,000 of non-recurring Merger integration costs.



          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION


                           AND RESULTS OF OPERATIONS



BUSINESS COMBINATION



     On July 1, 1997, TruServ Corporation, formerly Cotter & Company ("Cotter"), merged with ServiStar Coast to Coast Corporation ("SCC") (the "Merger"). SCC was a hardware wholesaler organized in 1935 with a strong presence in retail lumber and building materials. The transaction was accounted for using the purchase accounting method. The Consolidated Balance Sheet at December 31, 1997 reflects the post-Merger Company. The Consolidated Balance Sheet at December 28, 1996 reflects the pre-Merger Company. The Consolidated Statement of Operations and Consolidated Statement of Cash Flows for the year ended December 31, 1997, reflect the results of the post-Merger Company, which includes the results of operations of the former SCC since July 1, 1997. The Consolidated Statement of Operations and Consolidated Statement of Cash Flows for the years ended December 28, 1996 and December 30, 1995 reflect the results of the pre-Merger Company. To facilitate the comparison of fiscal year results for 1997 and 1996, supplemental comparisons have been provided using unaudited pro forma financial information. This pro forma information has been prepared for comparative purposes only and does not purport to be indicative of the results of operation that actually would have resulted had the Merger been in effect on the dates indicated, or which may result in the future.



                                                                     PRO FORMA
                                                              ------------------------
                                                                 1997          1996
                                                              ----------    ----------
Revenues....................................................  $4,224,215    $4,211,579
Gross margin................................................     284,356       321,428
Warehouse, general and administrative.......................     175,774       215,216
Interest expenses...........................................      43,459        40,135
Net margin..................................................      67,357        70,293

FISCAL YEAR 1997 COMPARED TO FISCAL YEAR 1996



  RESULTS OF OPERATIONS



     In fiscal year 1997, TruServ Corporation revenues were $3,331,686,000, an increase of 36.4% from fiscal year 1996. The majority of the increase was due directly to the addition of SCC revenues since the July 1, 1997 Merger. The department with the largest increase is the Lumber/Building Material department which is directly connected to the enhanced lumber program effective with the Merger. In the hardware segment the largest increase was reflected in the direct shipment categories with TruServ Members responding to the improved pricing programs. Additionally, TruServ Corporation continued to pursue business opportunities such as trueAdvantage, which increased 3.3% and the Canadian business which increased 6.6%.



     Overall gross margins as a percentage of revenues decreased for the sixth year in a row to 7.2% from 8.1% last year. The reduction in the gross margin percent was due to a combination of changes in sales mix, pricing improvements and conforming accounting policies. The change in sales mix consisted of large volume increases in Lumber/Building Materials and Direct Shipments, which have lower gross margins. Pricing improvements resulted in lower direct shipment markups and a lower pricing on manufactured products.



     Warehouse, general and administrative expenses as a percentage of revenues were 4.5%, the lowest in over 10 years. The decrease in operating expenses was attributable to continued efforts to reduce operating costs.



     Certain estimates of warehouse, general and administrative expenses are recorded throughout the year including expenses related to capitalizable inventory related costs and other expense items. During the fourth quarter of fiscal 1997, the Company recorded approximately $4,000,000 of net reductions in warehouse, general and administrative expenses relating to the refinement of these estimates recorded in the prior three quarters and cost recoveries from manufacturers of approximately $8,000,000 related to the Fall market.



     Interest paid to Members decreased by $595,000 or 3.2% primarily due to a lower average interest rate and the lower principal balance. Other interest expense increased $8,925,000 due to higher borrowings compared to the same period last year. The higher borrowings were required because of the increased cash requirements and inventory levels resulting from the Merger. The effective borrowing rate was lower due to the renegotiation of the rates since the date of the Merger.



     As a result, the net margin before Merger integration costs is $56,366,000 in fiscal year 1997 compared to $52,410,000 in fiscal year 1996. Merger integration costs of $13,650,000 consists of one time non-recurring expenses directly attributable to the Merger including distribution center closings, severance pay, information systems costs and general and administrative costs. These one time costs reduced the net margin to $42,716,000 for the year ended December 31, 1997.



PRO FORMA FISCAL 1997 COMPARED TO PRO FORMA FISCAL 1996



  RESULTS OF OPERATIONS



     On a pro forma basis, TruServ Corporation revenues were $4,224,215,000 for fiscal year 1997 compared to $4,211,579,000 in fiscal year 1996, for an increase of 0.3%. The department with the largest increase is the Lumber/Building Material department which is directly connected to the enhanced lumber program effective with the Merger.



     Gross margin on a pro forma basis decreased by $37,072,000 and as a percentage of revenues decreased to 6.7% from 7.6% last year. The reduction in the gross margin percent was due to a combination of changes in sales mix, pricing improvements and conforming accounting policies. The change in sales mix consisted of large volume increases in Lumber/Building Materials and Direct Ship, which have lower gross margins.



     Warehouse, general and administrative expenses on a pro forma basis as a percentage of revenues were 4.2% compared to 5.1% the prior year. The decrease in operating expenses was attributable to continued efforts to reduce operating costs.

     Interest paid to Members on a pro forma basis decreased by $1,534,000 or 8.0% primarily due to a lower average interest rate and the lower principal balance. Other interest expense increased $4,858,000 due to higher borrowings compared to the same period last year. The higher borrowings were required because of the increased cash requirements and inventory levels resulting from the Merger. The effective borrowing rate was lower due to the renegotiation of the rates since the date of the Merger.



     As a result of the decreased gross margin and increased borrowing costs, the net margin on a pro forma basis is $67,357,000 in fiscal year 1997 compared to $70,293,000 in fiscal year 1996.



FISCAL YEAR 1996 COMPARED TO FISCAL YEAR 1995



  RESULTS OF OPERATIONS



     In fiscal year 1996, the Company's revenues were $2,441,707,000, an increase of 0.2% from fiscal year 1995. Current year revenues were influenced by the 1995 phase-out of the V&S Variety and General Power Equipment divisions. Comparable store revenues increased 4.4% due to improved Member participation. Fiscal year 1996 revenue increases were concentrated in the core merchandise categories of Electrical and Plumbing, up 4.0%, Painting and Cleaning, up 5.0%, Farm and Garden, up 3.8% and Lumber and Building Materials, up 2.4%. Additionally, the Company continued to pursue business opportunities such as International and trueAdvantage, which both increased 14.2%. Also, the Company further expanded the Pinpoint Pricing program to further reduce the selling price of many core hardware related products.



     Overall gross margins, as a percent of revenues, decreased for the fifth year in a row to 8.1% from 8.3% in fiscal year 1995. The reduction in gross margin was the result of a more competitive pricing strategy, which included the expanded Pinpoint Pricing program that resulted in a $7,100,000 price reduction to the Members. Other strategies, predominantly the trueAdvantage program, returned an additional $2,000,000 to the Members.



     Warehouse, general and administrative expenses increased slightly compared to the prior year but as a percent of revenues remained comparable at 4.7% with the prior year, due to management's continued effort to control operating expenses and an expense recovery associated with prior years' favorable risk loss experience.



     Certain estimates of warehouse, general and administrative expenses are recorded throughout the year including expenses related to incurred but not reported healthcare claims, premiums for comprehensive insurance, capitalizable inventory related costs and other expense items. During the fourth quarter of fiscal 1996, the Company recorded approximately $11,000,000 of net reductions in warehouse, general and administrative expenses relating to the refinement of these estimates recorded in the prior three quarters, a refund of insurance premiums of approximately $7,000,000 and cost recoveries from manufacturers of approximately $5,000,000 related to the Fall market.



     Interest paid to Members decreased by $2,167,000 or 10.5% primarily due to lower principal balance and lower average interest rates.



     Other interest expense increased by $877,000 or 9.4% compared to last year primarily due to higher short-term borrowings partially offset by a lower average interest rate.



     Net margins were $52,410,000 for the year ended December 28, 1996 compared to $59,037,000 for the year ended December 30, 1995.



LIQUIDITY AND CAPITAL RESOURCES



     Cash and cash equivalents increased from $1,662,000 at December 28, 1996 to $2,224,000 at December 31, 1997. This increase was primarily due to cash flow provided by operating and financing activities. Cash provided by operating activities was $19,771,000 for the year ended December 31, 1997 compared to cash flow used for operating activities of $9,609,000 for the year ended December 28, 1996. The increase came primarily from better control of accounts and notes receivables resulting in a $47,288,000 reduction in receivables. Inventory levels, accounts payable and accrued expenses all increased with the additional support requirements needed to service a larger Membership base resulting from the Merger.

     Cash flows used for investing activities increased to $44,359,000 in fiscal year 1997. Total capital expenditures, including those made under capital leases, were $38,493,000 for the fiscal year ended December 31, 1997 compared to $23,530,000 during the comparable period in 1996. These capital expenditures related to additional equipment and technological improvements at the regional distribution centers and at the World Headquarters, in addition to capital requirements resulting from the Merger. Funding of any additional 1998 capital expenditures is anticipated to come from operations and external sources, if necessary.



     The cash flows used for investing activities were funded by both operating activities and financing activities. The financing activities provided cash flow of $25,150,000 in fiscal year 1997.



     At December 31, 1997, net working capital decreased to $175,975,000 from $201,304,000 at December 28, 1996. The current ratio decreased to 1.20 at December 31, 1997 compared to 1.43 at December 28, 1996.



     At December 31, 1997, the Company had established a $300,000,000 five-year revolving credit facility with a group of banks. In addition, the Company has various short-term lines of credit available under informal agreements with lending banks, cancelable by either party under specific circumstances. The borrowings under these agreements were $210,000,000 and $70,594,000 at December 31, 1997 and December 28, 1996, respectively.



     The Company's capital is primarily derived from Class A common stock and retained earnings, together with Class B nonvoting common stock issued in connection the Company's annual patronage dividend. The Company believes the funds derived from these capital resources, as well as operations and the credit facilities noted above will be sufficient to satisfy capital needs.



YEAR 2000



     A portion of the Company's information systems are not "Year 2000 Compliant". This means that the Company will need to incur certain costs to modify non-compliant systems prior to the Year 2000 in order to ensure that those systems continue to serve the needs of the Company and its Membership. Based upon an initial investigation of the Company's systems, the Company estimates that such costs could exceed $10,000,000. Actual costs may exceed this estimate depending on Merger efforts and system resource constraints. Actual cost to date are $2,500,000. Further, based upon current FASB guidelines, costs incurred to modify systems to be Year 2000 compliant must be expensed. Accordingly, such costs will reduce patronage dividends in years in which they are incurred.

                              BUSINESS OF TRUSERV



GENERAL



     TruServ Corporation was organized as Cotter & Company, a Delaware corporation, in 1953. Upon its organization, it succeeded to the business of Cotter & Company, an Illinois corporation organized in 1948. On July 1, 1997, Cotter & Company merged with ServiStar Coast to Coast Corporation. SCC was a hardware wholesaler organized in 1935 with a strong presence in retail lumber and building materials. Following the Merger, the Company was renamed TruServ Corporation. The Company's principal executive offices are located at 8600 West Bryn Mawr Avenue, Chicago, Illinois, 60631-3505. Its telephone number is (773) 695-5000.



     The Company is a Member-owned wholesaler of hardware, lumber/building materials and related merchandise. It is the largest cooperative wholesaler of hardware, lumber/building materials and related merchandise in the United States. The Company also manufactures paint and paint applicators. For reporting purposes, the Company operates in a single industry as a Member-owned wholesaler cooperative.



     Membership, depending on the terms of the Member's Retail Member Agreement with TruServ (the "Retail Member Agreement"), entitles TruServ Members to use certain TruServ trademarks and trade names, including the federally registered Coast to Coast(R), ServiStar(R) and True Value(R) trademarks, service marks and collective membership marks. The True Value(R) collective membership mark has a present expiration date of January 2, 2003; the ServiStar(R) mark has a present expiration date of September 13, 2003; the Coast to Coast(R) mark expires on November 3, 2004; the InduServe Supply(R) mark has a present expiration date of February 13, 2000; the Grand Rental Station(R) mark has a present expiration date of June 4, 2005; the Taylor Rental(R) mark has a present expiration date of January 15, 2004; the Home & Garden Showplace(R) mark has a present expiration date of February 13, 2000 and the Commercial Sales(R) mark has a present expiration date of December 16, 2007. Generally speaking, former Cotter Members and former SCC Members will continue to conduct their businesses under the same retail banners as before the Merger, except to the extent permitted by TruServ on a case by case basis. As soon as permitted by anticipated operating synergies, those Members and new Members joining TruServ after the Merger will have access to all private labels, except with respect to paint and outdoor power equipment. These private labels will be limited to use by their respective retail organizations. Membership also entitles the Member to receive annual patronage dividends based upon the Member's purchases from TruServ. In accordance with TruServ's By-Laws and Retail Member Agreement, the annual patronage dividend is paid to Members out of the gross margins from operations and other patronage source income, after deduction for expenses, reserves and provisions authorized by the Board of Directors.



     The Company serves approximately 9,800 Coast to Coast(R), ServiStar(R) and True Value(R) Hardware Stores throughout the United States. Primary concentrations of Members exist in New York (approximately 8%), Pennsylvania (approximately 7%), California (approximately 5%) and Illinois, Michigan, Ohio and Texas (approximately 4% each).



     The Company's total sales of merchandise to its U.S. Members were divided among the following general classes of merchandise:



                                                   FOR THE FISCAL YEARS
                                                 ------------------------
                                                  1997     1996     1995
                                                 ------   ------   ------
Lumber and Building Materials..................   24.5%    12.8%    12.7%
Hardware Goods.................................   19.5%    22.4%    22.3%
Electrical and Plumbing........................   15.8%    18.2%    17.7%
Farm and Garden................................   13.1%    13.8%    13.3%
Painting and Cleaning..........................   12.0%    14.0%    13.3%
Appliances and Housewares......................    9.4%    11.2%    11.7%
Sporting Goods and Toys........................    5.7%     7.6%     9.0%

     The Company serves its Members by functioning as a low cost distributor of goods and maximizing its volume purchasing abilities, primarily through vendor rebates and discount programs, for the benefit of its Members. These benefits are passed along to its Members in the form of lower prices and/or patronage dividends. The Company has numerous individual agreements or commitments from its suppliers, virtually all of which are terminable by such suppliers or the Company without cause. Such provisions, either individually or in the aggregate, have not had any material adverse effect on the Company's ability to conduct its business. The goods and services purchased by the Company from these suppliers are generally available from a wide variety of sources. The Company is not dependent upon any one supplier or group of suppliers and has not experienced a problem in obtaining necessary goods. The Company holds conventions and meetings for its Members in order to keep them better informed as to industry trends and the availability of new merchandise. The Company also provides each of its Members with an illustrated price catalog showing the products available from the Company. The Company's sales to its Members are divided into three categories, as follows: (1) warehouse shipment sales (approximately 44% of total sales); (2) direct shipment sales (approximately 49% of total sales); and (3) relay sales (approximately 7% of total sales). Warehouse shipment sales are sales of products purchased, warehoused, and resold by the Company upon orders from the Members. Direct shipment sales are sales of products purchased by the Company but delivered directly to Members from manufacturers. Relay sales are sales of products purchased by the Company in response to the requests of several Members for a product which is (i) included in future promotions, (ii) not normally held in inventory and (iii) not susceptible to direct shipment. Generally, the Company will give notice to all Members of its intention to purchase products for relay shipment and then purchases only so many of such products as the Members order. When the product shipment arrives at the Company, it is not warehoused; rather, the Company breaks up the shipment and "relays" the appropriate quantities to the Members who placed orders.



     The Company also manufactures paint and paint applicators. The principal raw materials used by the Company are chemicals. All raw materials are purchased from outside sources. The Company has been able to obtain adequate sources of raw materials and other items used in production and no shortages of such materials which will materially impact operations are currently anticipated.



     The Company annually sponsors two "markets" (one in the Spring and one in the Fall). In fiscal year 1998, these markets will be held in Dallas, Texas and St. Louis, Missouri. Members are invited to the markets and generally place substantial orders for delivery during the period prior to the next market. During such markets, new merchandise and seasonal merchandise for the coming season is displayed to attending Members.



     As of both February 28, 1998 and February 22, 1997, the Company had a backlog of firm orders (including relay orders) of approximately $16,000,000. It is anticipated that the entire backlog existing at February 28, 1998 will be filled by April 30, 1998. The Company's backlog at any given time is made up of two principal components: (i) normal resupply orders and (ii) market orders for future delivery. Resupply orders are orders from Members for merchandise to keep inventories at normal levels. Generally, such orders are filled the day following receipt, except that relay orders for future delivery (which are in the nature of resupply orders) are not intended to be filled for several months. Market orders for future delivery are Member orders for new or seasonal merchandise given at the Company's two markets, for delivery during the several months subsequent to the markets. Thus, the Company will have a relatively high backlog at the end of each market which will diminish in subsequent months until the next market.



     The retail hardware industry is characterized by intense competition. Independent retail hardware businesses served by the Company continue to face intense competition from chain stores, discount stores, home centers, and warehouse operations. Increased operating expenses for the retail stores, including increased costs due to longer open-store hours and higher rental costs of retail space, have cut into operating margins and brought pressures for lower merchandise costs, to which the Company has been responsive through a retail oriented competitive pricing strategy on high turnover, price sensitive items. The trueAdvantage program was introduced in 1995 and upgraded in 1997 to promote higher retail standards in order to build consumer goodwill and create a positive image for all Member stores.

     The Company competes with other Member-owned and non-member-owned wholesalers as a source of supply and merchandising support for independent retailers. Competitive factors considered by independent retailers in choosing a source of supply include pricing, servicing capabilities, promotional support and merchandise selection and quality. Increased operating expenses and decreased margins have resulted in several non-member-owned wholesalers withdrawing from business.



     The Company, through a Canadian subsidiary, owns a majority equity interest in Cotter Canada Hardware and Variety Cooperative, Inc., a Canadian wholesaler of hardware, variety and related merchandise. This cooperative serves approximately 520 True Value(R) and V&S(R) Stores, all located in Canada. The cooperative has approximately 350 employees and generated less than 5% of the Company's consolidated revenue in fiscal year 1997.



     The Company operates several other subsidiaries, most of which are engaged in businesses providing additional services to the Company's Members. In the aggregate, these subsidiaries are not significant to the Company's results of operations.



     The Company employs approximately 5,800 persons in the United States on a full-time basis. Due to the widespread geographical distribution of the Company's operations, employee relations are governed by the practices prevailing in the particular area and are generally dealt with locally. Approximately 22% of the Company's hourly-wage employees are covered by collective bargaining agreements which are generally effective for periods of three or four years. In general, the Company considers its relationship with its employees to be good.



                      DISTRIBUTION OF PATRONAGE DIVIDENDS



     TruServ operates on a cooperative basis with respect to business done with or for Members. All Members are entitled to receive patronage dividend distributions from TruServ on the basis of gross margins of merchandise and/or services purchased by each Member. In accordance with TruServ's By-Laws and Retail Member Agreement; the annual patronage dividend is paid to Members out of the gross margins from operations and other patronage source income, after deduction for expenses, reserves and provisions authorized by the Board of Directors.



     Patronage dividends are usually paid to Members within 90 days after the close of TruServ's fiscal year; however, the Internal Revenue Code (the "Code") permits distribution of patronage dividends as late as the 15th day of the ninth month after the close of TruServ's fiscal year, and TruServ may elect to distribute the annual patronage dividend at a later time than usual in accordance with the provisions of the Code.



     TruServ's By-Laws provide for the payment of year-end patronage dividends, after payment of at least 20% of such patronage dividends in cash, in qualified written notices of allocation including (i) Class B Common Stock based on par value thereof, to a maximum of 2% of the Member's net purchases of merchandise from TruServ for the year (except in unusual circumstances of individual hardships, in which case the Board of Directors reserves the right to make payments in cash), (ii) promissory (subordinated) notes, or (iii) other property. Such promissory (subordinated) notes are for a five year term, bear interest at a fixed rate based on a premium spread above comparable U.S. Treasury notes as approved by the Board of Directors, and are subordinated to all other debt of TruServ. TruServ may also issue nonqualified written notices of allocation to its Members as part of its annual patronage dividend. See "Payment of Patronage Dividends in Accordance with the Internal Revenue Code."



     In determining the form of the annual patronage dividend, a Member's required investment in Class B nonvoting Common Stock of TruServ had historically been limited by the Board of Directors to an amount, the cumulative value of which will not exceed two percent (2%) of the Member's net purchases of merchandise from the Company. Commencing in 1996, the Board established minimum Class B nonvoting ownership requirements (currently $25,000 for hardware stores and $15,000 for lumber stores) which may be varied from time to time and is comprised of the aggregate of a Member's various types of annual purchases multiplied by a specific percentage, that varies from 1% to 14%, decreasing as total dollar purchases by category increase. The amount of such required investment is determined by majority vote of the Board of

Directors, and may be increased or decreased by such vote. The basis for determining the necessity of an increase or decrease is through evaluation of the financial needs of TruServ, while considering the needs of its membership. The consideration and method of payment for such shares is by way of the required amount being calculated as part of the annual patronage dividend distribution amount.



     Until at least December 31, 1998, new Members who join TruServ will have their patronage dividend computed and distributed in accordance with the method used prior to the Merger by the constituent corporation thereof offering the retail program (e.g., Coast to Coast(R), ServiStar(R), or True Value(R)) chosen by such new Members.



PAYMENT OF PATRONAGE DIVIDENDS IN ACCORDANCE WITH THE INTERNAL REVENUE CODE



     The Code specifically provides for the taxation of cooperatives (such as TruServ) and their patrons (such as TruServ's Members) so as to ensure that the business earnings of cooperatives are currently taxable either to the cooperatives or to the patrons.



     The shares of Class B nonvoting Common Stock and other written notices, which disclose to the recipient the stated amount allocated to him by TruServ and the portion thereof which is a patronage dividend, distributed by TruServ to its Members are "written notices of allocation" within the meaning of that phrase as used in the Code. For such written notices to be "qualified written notices of allocation" within the meaning of the Code, it is necessary that TruServ pay 20% or more of the annual patronage dividend in cash and that the Members consent to having the allocations (at their stated dollar amount) treated as being constructively received by them and includable in their gross income. Such written notices that do not meet these requirements are "nonqualified written notices of allocation" within the meaning of the Code. Cash, qualified written notices, and other property (except nonqualified written notices of allocation) are currently deducted from earnings in determining the taxable income of TruServ and, accordingly such qualified written notices of allocation are includable in gross income of the patron (Member). Section 1385(a) of the Code provides, in substance, that the amount of any patronage dividend which is paid in cash, qualified written notices of allocation or other property (except nonqualified written notices of allocation) shall be included in the gross income of the patron (Member) for the taxable year in which it receives such cash or such qualified written notices of allocation. In general, with respect to nonqualified written notices of allocation, no amounts are deductible by TruServ or includable in gross income of the patron (Member) until redeemed by TruServ.



     Thus, every year each Member may receive, as part of the Member's patronage dividend, non-cash "qualified written notices of allocation", which may include Class B nonvoting Common Stock, the stated dollar amount of which must be recognized as gross income for the taxable year in which received. The portion of the patronage dividend paid in cash (at least 20%) may be insufficient, depending on the tax bracket in each Member's case, to provide funds for the payment of income taxes for which the Member will be liable as a result of the receipt of the entire patronage dividend, including cash and Class B nonvoting Common Stock.



     In response to the provisions of the Code, TruServ's By-Laws provide for the treatment of the shares of Class B nonvoting Common Stock and such other notices as the Board of Directors may determine, distributed in payment of patronage dividends as "qualified written notices of allocation." The By-Laws provide in effect:



          (i) for payment of patronage dividends partly in cash, partly in qualified written notices of allocation (including the Class B nonvoting Common Stock) and other property or in nonqualified written notices of allocation, and



          (ii) that membership in the organization (i.e. the status of being a Member of TruServ) shall constitute consent by the Member to take the qualified written notices of allocation or other property into account in the Member's gross income as provided in Section 1385(a) of the Code.



     Under the provisions of the Code, persons who become or became Members of TruServ or who retained their status as Members after adoption of the By-Laws providing that membership in the organization constitutes consent, and after receiving written notification and a copy of the By-Laws are deemed to have consented to the tax treatment of the cash and the qualified written notices of allocation in which the patronage dividends are paid, in accordance with Section 1385(a) of the Code. Written notification of the adoption of the By-Laws and its significance, and a copy of the By-Laws, were sent to each then existing Member and have been, and will continue to be, delivered to each party that became, or becomes, a Member thereafter. Such consent is then effective except as to patronage occurring after the distributee ceases to be a Member of the organization or after the By-Laws of the organization cease to contain the provision with respect to the above described consent. Such consent may be revoked by the Member only by terminating its membership in TruServ in the manner provided in its Retail Member Agreement.



     Each year since 1978, TruServ has paid its Members 30% of the annual patronage dividend in cash in respect to patronage (excluding nonqualified written notices of allocation) occurring in the preceding year. It is the judgment of management that the payment of 30% or more of patronage dividends in cash will not have a material adverse effect on the operations of TruServ or its ability to maintain adequate working capital for the normal requirements of its business. However, TruServ is obligated to distribute only 20% of the annual patronage dividend (excluding nonqualified written notices of allocation) in cash and it may distribute this lesser percentage in future years.



     In order to avoid the administrative inconvenience and expense of issuing separate certificates representing shares of Class B nonvoting Common Stock to each Member, TruServ deposits a bulk certificate with Harris Trust and Savings Bank, Chicago, Illinois for safekeeping for and on behalf of its Members and sends a written notice to each Member of these deposits and the allocation thereof to such Member.

                                   MANAGEMENT



     The directors, senior and executive officers of TruServ are as follows:



DONALD C. BELT -- 51


Senior Vice President, Marketing



JOE W. BLAGG -- 48


Director



JAMES D. BURNETT -- 62


Director



DANIEL T. BURNS -- 48


Senior Vice President, Secretary and General Counsel



WILLIAM M. CLAYPOOL, III -- 75


Director



DANIEL A. COTTER -- 62


Chairman, Chief Executive Officer and Director



BERNARD D. DAY -- 50


Senior Vice President, Lumber/Building Materials



JAY B. FEINSOD -- 54


Director



WILLIAM M. HALTERMAN -- 50


Director



WILLIAM H. HOOD -- 58


Director



JAMES D. HOWENSTINE -- 54


Director



DONALD J. HOYE -- 49


Executive Vice President, Business Development



JERRALD T. KABELIN -- 60


Director



PETER G. KELLY -- 54


Director



KERRY J. KIRBY -- 52


Executive Vice President, Finance and Chief Financial Officer



ROBERT J. LADNER -- 52


Director



PAUL M. LEMERISE -- 52


Executive Vice President, Systems and Distributions/Chief Information Officer



EUGENE J. O'DONNELL -- 51


Executive Vice President, Merchandising



ROBERT OSTROV -- 49


Senior Vice President, Human Resources



PAUL E. PENTZ -- 57


President, Chief Operating Officer and Director

JOHN P. SEMKUS -- 52


Senior Vice President, Distribution and Transportation



GEORGE V. SHEFFER -- 45


Director



DENNIS A. SWANSON -- 58


Director



JOHN B. WAKE, JR. -- 42


Director



JOHN M. WEST, JR. -- 45


Director



BARBARA B. WILKERSON -- 49


Director



     During the past five years, the principal occupation of each director of the Company, other than Daniel A. Cotter and Paul E. Pentz, was the operation of retail hardware stores.



                                 LEGAL MATTERS


     The legality of the Notes will be passed upon for the Company by Messrs. Arnstein & Lehr, Suite 1200, 120 South Riverside Plaza, Chicago, Illinois 60606.

ITEM 14(A). INDEX TO CONSOLIDATED FINANCIAL STATEMENTS.



                                                                PAGE(S)
                                                                -------
Report of Independent Auditors..............................    23
Consolidated Balance Sheet at December 31, 1997 and December
  28, 1996..................................................    24
Consolidated Statement of Operations for each of the three
  years in the period ended December 31, 1997...............    25
Consolidated Statement of Cash Flows for each of the three
  years in the period ended December 31, 1997...............    26
Consolidated Statement of Capital Stock and Retained
  Earnings for each of the three years in the period ended
  December 31, 1997.........................................    27
Notes to Consolidated Financial Statements..................    28 to 38

                         REPORT OF INDEPENDENT AUDITORS



To the Members and the Board of Directors


TruServ Corporation



     We have audited the accompanying consolidated balance sheets of TruServ Corporation (formerly Cotter & Company) as of December 31, 1997 and December 28, 1996, and the related consolidated statements of operations, cash flows, and capital stock and retained earnings for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.



     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.



     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of TruServ Corporation at December 31, 1997 and December 28, 1996 and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.


                                          ERNST & YOUNG LLP


Chicago, Illinois


February 23, 1998

                              TRUSERV CORPORATION



                           CONSOLIDATED BALANCE SHEET



                                                              DECEMBER 31,   DECEMBER 28,
                                                                  1997           1996
                                                              ------------   ------------
                                                                    (000'S OMITTED)
ASSETS
Current assets:
  Cash and cash equivalents.................................   $    2,224      $  1,662
  Accounts and notes receivable.............................      476,527       307,205
  Inventories...............................................      543,946       347,554
  Prepaid expenses..........................................       16,092        13,517
                                                               ----------      --------
     Total current assets...................................    1,038,789       669,938
Properties, less accumulated depreciation...................      241,236       171,011
Estimated goodwill, net.....................................      107,711            --
Other assets................................................       51,177        13,036
                                                               ----------      --------
     Total assets...........................................   $1,438,913      $853,985
                                                               ==========      ========
LIABILITIES AND CAPITALIZATION
Current liabilities:
  Accounts payable..........................................   $  455,906      $287,291
  Accrued expenses..........................................      116,659        51,149
  Short-term borrowings.....................................      215,467        70,594
  Current maturities of notes and long-term debt............       62,640        43,458
  Patronage dividend payable in cash........................       12,142        16,142
                                                               ----------      --------
     Total current liabilities..............................      862,814       468,634
Long-term debt..............................................      169,209        80,145
Capitalization:
  Promissory (subordinated) and installment notes...........      172,579       185,366
  Class A common stock, net of subscriptions receivable;
     authorized 750,000 shares; issued and fully paid
     387,240 and 48,480 shares; issued 144,865 shares (net
     of receivable of $6,269,000) in 1997; subscribed 5,010
     and 290 shares (net of stock subscription receivable of
     $20,000 and $1,000)....................................       47,423         4,876
  Class B nonvoting common stock and paid-in capital;
     authorized 4,000,000 shares; issued and fully paid
     1,681,934 and 1,043,521 shares; issuable as partial
     payment of patronage dividends 177,655 and 84,194
     shares.................................................      187,259       114,053
Retained earnings...........................................          685         1,751
                                                               ----------      --------
                                                                  407,946       306,046
Foreign currency translation adjustment.....................       (1,056)         (840)
                                                               ----------      --------
     Total capitalization...................................      406,890       305,206
                                                               ----------      --------
     Total liabilities and capitalization...................   $1,438,913      $853,985
                                                               ==========      ========



                See Notes to Consolidated Financial Statements.

                              TRUSERV CORPORATION



                      CONSOLIDATED STATEMENT OF OPERATIONS



                                                              FOR THE YEARS ENDED
                                                   ------------------------------------------
                                                   DECEMBER 31,   DECEMBER 28,   DECEMBER 30,
                                                       1997           1996           1995
                                                   ------------   ------------   ------------
                                                                (000'S OMITTED)
Revenues.........................................   $3,331,686     $2,441,707     $2,437,002
Cost and expenses:
  Cost of revenues...............................    3,090,666      2,245,071      2,234,934
  Warehouse, general and administrative..........      148,767        115,457        114,107
  Interest paid to Members.......................       17,865         18,460         20,627
  Other interest expense.........................       19,100         10,175          9,298
  Gain on sale of properties.....................         (990)            --             --
  Other income, net..............................       (1,688)          (228)        (1,177)
  Income tax expense.............................        1,600            362            176
                                                    ----------     ----------     ----------
                                                     3,275,320      2,389,297      2,377,965
                                                    ----------     ----------     ----------
Net margins before merger integration costs......       56,366         52,410         59,037
Merger integration costs.........................       13,650             --             --
                                                    ----------     ----------     ----------
Net margins......................................   $   42,716     $   52,410     $   59,037
                                                    ==========     ==========     ==========



                See Notes to Consolidated Financial Statements.

                              TRUSERV CORPORATION



                      CONSOLIDATED STATEMENT OF CASH FLOWS



                                                                       FOR THE YEARS ENDED
                                                            ------------------------------------------
                                                            DECEMBER 31,   DECEMBER 28,   DECEMBER 30,
                                                                1997           1996           1995
                                                            ------------   ------------   ------------
                                                                         (000'S OMITTED)
Operating activities:
  Net margins.............................................    $ 42,716       $ 52,410       $ 59,037
  Adjustments to reconcile net margins to cash and cash
     equivalents from operating activities:
     Depreciation and amortization........................      25,451         20,561         20,706
     Provision for losses on accounts and notes
       receivable.........................................       2,361          3,201          3,741
     Changes in operating assets and liabilities -- net of
       acquisition in 1997:
       Accounts and notes receivable......................      47,288        (38,581)       (13,921)
       Inventories........................................     (33,953)       (32,243)        69,436
       Accounts payable...................................     (28,464)       (10,593)       (36,584)
       Accrued expenses...................................     (35,463)        (2,563)         7,552
     Other adjustments, net...............................        (165)        (1,801)        (3,327)
                                                              --------       --------       --------
       Net cash and cash equivalents provided by (used
          for) operating activities.......................      19,771         (9,609)       106,640
                                                              --------       --------       --------
Investing activities:
  Additions to properties owned...........................     (38,493)       (23,530)       (24,904)
  Proceeds from sale of properties owned..................       2,628          3,151          5,022
  Changes in other assets.................................      (8,494)        (1,388)           617
                                                              --------       --------       --------
       Net cash and cash equivalents used for investing
          activities......................................     (44,359)       (21,767)       (19,265)
                                                              --------       --------       --------
Financing activities:
  Payment of patronage dividend...........................     (20,619)       (18,315)       (18,383)
  Payment of notes, long-term debt and lease
     obligations..........................................    (179,363)       (40,271)       (43,106)
  Proceeds from long-term borrowings......................     102,897          1,693          3,000
  Increase (decrease) in short-term borrowings............     142,755         67,937         (6,672)
  Purchase of common stock................................     (24,585)          (660)        (1,740)
  Proceeds from sale of Class A common stock..............       4,065            181            168
                                                              --------       --------       --------
       Net cash and cash equivalents provided by (used
          for) financing activities.......................      25,150         10,565        (66,733)
                                                              --------       --------       --------
Net increase (decrease) in cash and cash equivalents......         562        (20,811)        20,642
                                                              --------       --------       --------
Cash and cash equivalents at beginning of year............       1,662         22,473          1,831
                                                              --------       --------       --------
Cash and cash equivalents at end of year..................    $  2,224       $  1,662       $ 22,473
                                                              ========       ========       ========



                See Notes to Consolidated Financial Statements.

                              TRUSERV CORPORATION



         CONSOLIDATED STATEMENT OF CAPITAL STOCK AND RETAINED EARNINGS



                                                        FOR THE THREE YEARS ENDED DECEMBER 31, 1997
                                                       ----------------------------------------------
                                                           COMMON STOCK
                                                       --------------------                 FOREIGN
                                                          $100 PAR VALUE                   CURRENCY
                                                       --------------------   RETAINED    TRANSLATION
                                                       CLASS A     CLASS B    EARNINGS    ADJUSTMENT
                                                       -------     -------    --------    -----------
                                                                      (000'S OMITTED)
Balances at December 31, 1994........................  $ 6,370    $116,663    $  3,764      $  (915)
  Net margins........................................                           59,037
  Foreign currency translation adjustment............                                            73
  Patronage dividend.................................                6,422     (60,140)
  Stock subscriptions................................      156
  Stock purchased and retired........................   (1,232)    (10,023)
                                                       -------    --------    --------      -------
Balances at December 30, 1995........................    5,294     113,062       2,661         (842)
  Net margins........................................                           52,410
  Foreign currency translation adjustment............                                             2
  Patronage dividend.................................                8,645     (53,320)
  Stock subscriptions................................      189
  Stock purchased and retired........................     (607)     (7,654)
                                                       -------    --------    --------      -------
Balances at December 28, 1996........................    4,876     114,053       1,751         (840)
  Net margins........................................                           42,716
  Foreign currency translation adjustment............                                          (216)
  Patronage dividend.................................               26,304     (43,782)
  Stock issued for increase in Class A
     requirements....................................   23,100     (23,100)
  Stock issued for paid-up subscriptions.............    8,386
  Stock issued due to acquisition, net of
     subscription receivable.........................   13,608     117,067
  Stock purchased and retired........................   (2,547)    (47,065)
                                                       -------    --------    --------      -------
Balances at December 31, 1997........................  $47,423    $187,259    $    685      $(1,056)
                                                       =======    ========    ========      =======



     Class A common stock amounts are net of unpaid amounts of $6,289,000 relating to 144,865 issued shares and 5,010 subscribed shares at December 31, 1997 and unpaid amounts of $1,000 at December 28, 1996, December 30, 1995 and December 31, 1994 for 290, 240, and 360 subscribed shares, respectively.



                See Notes to Consolidated Financial Statements.

                              TRUSERV CORPORATION



                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



1. DESCRIPTION OF BUSINESS AND ACCOUNTING POLICIES



     TruServ Corporation ("TruServ" or the "Company") is a Member-owned wholesaler of hardware, lumber/building materials and related merchandise. The Company also manufactures paint and paint applicators. The Company's goods and services are sold predominantly within the United States, primarily to retailers of hardware, lumber/building materials and related lines, each of whom has purchased 60 shares per store (up to a maximum of 5 stores) of the Company's Class A common stock upon becoming a Member. The Company operates in a single industry as a Member-owned wholesaler cooperative. All Members are entitled to receive patronage dividend distributions from the Company on the basis of gross margins of merchandise and/or services purchased by each Member. In accordance with the Company's By-laws, the annual patronage dividend is paid to Members out of gross margins from operations and other patronage source income, after deduction for expenses and provisions authorized by the Board of Directors.



     On July 1, 1997, TruServ Corporation, formerly Cotter & Company ("Cotter"), merged with ServiStar Coast to Coast Corporation ("SCC" ) (the "Merger"). SCC was a hardware wholesaler organized in 1935 with a strong presence in retail lumber and building materials. The transaction was accounted for using the purchase accounting method. The Consolidated Balance Sheet at December 31, 1997 reflects the post-Merger Company. The Consolidated Balance Sheet at December 28, 1996 reflects the pre-Merger Company. The Consolidated Statement of Operations and Consolidated Statement of Cash Flows for the year ended December 31, 1997, reflect the results of the post-Merger Company, which include the results of operations of the former SCC since July 1, 1997. The Consolidated Statement of Operations and Consolidated Statement of Cash Flows for the years ended December 28, 1996 and December 30, 1995 reflect the results of the pre-Merger Company.



     The significant accounting policies of the Company are summarized below:



BUSINESS COMBINATION



     On July 1, 1997, pursuant to an Agreement and Plan of Merger dated December 9, 1996 between Cotter, a Delaware corporation, and SCC, SCC merged with and into Cotter, with Cotter being the surviving corporation. Cotter was renamed TruServ Corporation effective with the Merger. Each outstanding share of SCC common stock and SCC Series A stock (excluding those shares canceled pursuant to Article III of the Merger Agreement) were converted into the right to receive one fully paid and nonassessable share of TruServ Class A common stock and each two outstanding shares of SCC preferred stock were converted into the right to receive one fully paid and non-assessable share of TruServ Class B common stock. A total of 270,500 and 1,170,670 shares of TruServ Class A common stock and Class B common stock, respectively, were issued in connection with the Merger. Also 231,000 additional shares of TruServ Class A common stock were issued in exchange for Class B common stock to pre-Merger stockholders of Cotter to satisfy the Class A common stock ownership requirement of 60 shares per store (up to a maximum of 5 stores) applicable to such Members as a result of the Merger.



     The following summarized unaudited pro forma operating data for the years ended December 31, 1997 and December 28, 1996 is presented below giving effect to the Merger as if it had been consummated at the beginning of the respective periods. These pro forma results have been prepared for comparative purposes only and do not purport to be indicative of the results of operations that actually would have resulted had the combination been in effect on the dates indicated, or which may result in the future. The pro forma results exclude one-time non-recurring charges or credits directly attributable to the transaction.



     The pro forma adjustments consist of (i) an adjustment for amortization of the estimated excess of cost over fair value of the net assets of SCC, (ii) an adjustment for interest expense of promissory notes issued to former SCC Members for excess Class B common stock in connection with the Merger, (iii) an adjustment

                              TRUSERV CORPORATION
for interest expenses on short-term borrowings obtained in connection with the Merger and (iv) an adjustment for incremental differences in depreciation expense.



                                                                 PRO FORMA FOR THE YEARS ENDED
                                                                -------------------------------
                                                                DECEMBER 31,       DECEMBER 28,
                                                                    1997               1996
                                                                ------------       ------------
                                                                        (000'S OMITTED)
Revenues....................................................    $  4,224,215       $  4,211,579
Net margin..................................................    $     67,357       $     70,293



     To refinance the existing debt of SCC and pay related fees and expenses, the Company entered into a revolving loan agreement of up to $300,000,000 in short-term credit facilities with a group of banks and $100,000,000 of long-term debt.



     The total purchase price of approximately $141,400,000 was allocated to assets and liabilities of the Company based on the estimated fair value as of the date of acquisition. The allocation was based on preliminary estimates which may be revised up until July 1, 1998. The excess of consideration paid over the estimated fair value of net assets acquired in the amount of $109,200,000 has been recorded as goodwill and is being amortized on a straight-line basis over forty years.



     In connection with the purchase business combination, an estimated liability of $38,200,000 was recognized for costs associated with the Merger plan. The Merger plan specifies that certain former SCC employment positions, approximately 1,200 in total, will be eliminated substantially within one year. As of December 31, 1997, approximately 75% of these employees have been terminated resulting in a $5,700,000 charge against the liability. The Merger plan specifies the closure of redundant former SCC distribution centers and the elimination of overlapping former SCC inventory items stockkeeping units substantially within a one-year period. Distribution centers closing costs include net occupancy and costs after facilities are vacated. In addition, stockkeeping unit reduction costs include losses on the sale of inventory items which have been discontinued solely as a result of the Merger. As of December 31, 1997, $600,000 relating to distribution center closing costs have been charged against the liability. Merger integration costs of $13,650,000 consists of one time non-recurring expenses directly attributable to the Merger including distribution center closings, severance pay, information service costs and general and administrative costs.



Consolidation



     The consolidated financial statements include the accounts of the Company and all wholly-owned subsidiaries. The consolidated financial statements also include the accounts of Cotter Canada Hardware and Variety Cooperative, Inc., a Canadian Member-owned wholesaler of hardware, variety and related merchandise, in which the Company has a majority equity interest.



Capitalization



     The Company's capital (Capitalization) is derived from Class A voting common stock and retained earnings, together with promissory (subordinated) notes and Class B nonvoting common stock issued in connection with the Company's annual patronage dividend. The By-laws provide for partially meeting the Company's capital requirements by payment of the year-end patronage dividend.



     In accordance with the Merger Agreement, patronage dividends earned through June 30, 1997 were declared and paid to former Cotter & Company Members in August 1997. Patronage dividends earned from July 1, 1997 through December 31, 1997 were declared and will be paid to TruServ Members in the first quarter of 1998, with at least thirty percent of the patronage dividend paid in cash and the remainder paid through the issuance of the Company's Class B nonvoting common stock. The Class B nonvoting common

                              TRUSERV CORPORATION
stock that will be issued for the December 31, 1997 patronage dividend will be designated as non-qualified and not taxable to the Member until redeemed at a future date. The non-qualified notices in addition to not being taxable will be included as part of a Member's required investment in Class B nonvoting common stock. Any further distributions after meeting the Class B nonvoting common stock requirements agreed upon in the Merger Agreement will be in cash rather than in promissory notes. Such patronage dividends, consisting of substantially all of the Company's patronage source income, have been paid since 1949.



     Membership may be terminated without cause by either the Company or the Member upon ninety days' written notice. In the event membership is terminated, the Company undertakes to purchase, and the Member is required to sell to the Company, all of the Member's Class A common stock and Class B nonvoting common stock at par value. Payment for the Class A common stock will be in cash. Payment for the qualified Class B nonvoting common stock will be a note payable in five equal annual installments.



Cash equivalents



     The Company classifies its temporary investments in highly liquid debt instruments, with an original maturity of three months or less, as cash equivalents.



Inventories



     Inventories are stated at the lower of cost, determined on the 'first-in, first-out' basis, or market.



Properties



     Properties are recorded at cost. Depreciation and amortization are computed by using the straight-line method over the following estimated useful lives: buildings and improvements - 10 to 40 years; machinery and warehouse, office and computer equipment - 5 to 10 years; transportation equipment - 3 to 7 years; and leasehold improvements - the life of the lease without regard to options for renewal.



Goodwill



     Goodwill represents the excess of cost over the fair value of net assets acquired and is amortized using the straight line method over 40 years.



Asset Impairment



     For purposes of determining impairment, management groups long-lived assets based on a geographic region or revenue producing activity as appropriate. Such review includes, among other criteria, management's estimate of future cash flows for the region or activity. If the estimated future cash flow (undiscounted and without interest charges) were not sufficient to recover the carrying value of the long-lived assets, including associated goodwill, of the region or activity, such assets would be determined to be impaired and would be written down to fair value. There was no asset impairment as of December 31, 1997.



Revenue Recognition



     The Company recognizes revenue when merchandise is shipped or services are rendered.



Retirement plans



     The Company sponsors two noncontributory defined benefit retirement plans covering substantially all of its employees. Company contributions to union-sponsored defined contribution plans are based on collectively bargained rates times hours worked. The Company's policy is to fund annually all tax-qualified plans to the extent deductible for income tax purposes.

                              TRUSERV CORPORATION

Use of estimates



     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.



Reclassification



     Certain prior year amounts have been reclassified to conform to the 1997 presentation.



Reporting year



     The Company's reporting year end was changed to December 31 from the Saturday closest to December 31 starting December 31, 1997.



2. INVENTORIES



     Inventories consisted of:



                                                              DECEMBER 31,   DECEMBER 28,
                                                                  1997           1996
                                                              ------------   ------------
                                                                    (000'S OMITTED)
Manufacturing inventories:
  Raw materials.............................................    $  4,878       $  2,797
  Work-in-process and finished goods........................      29,241         24,558
                                                                --------       --------
                                                                  34,119         27,355
Merchandise inventories.....................................     509,827        320,199
                                                                --------       --------
                                                                $543,946       $347,554
                                                                ========       ========



3. PROPERTIES



     Properties consisted of:



                                                              DECEMBER 31,   DECEMBER 28,
                                                                  1997           1996
                                                              ------------   ------------
                                                                    (000'S OMITTED)
Buildings and improvements..................................    $240,700       $179,206
Machinery and warehouse equipment...........................      92,832         61,183
Office and computer equipment...............................     113,386         74,065
Transportation equipment....................................      28,470         27,763
                                                                --------       --------
                                                                 475,388        342,217
Less accumulated depreciation...............................     248,168        183,252
                                                                --------       --------
                                                                 227,220        158,965
Land........................................................      14,016         12,046
                                                                --------       --------
                                                                $241,236       $171,011
                                                                ========       ========

                              TRUSERV CORPORATION

4. LONG-TERM DEBT AND BORROWING ARRANGEMENTS



     Long-term debt consisted of:



                                                              DECEMBER 31,   DECEMBER 28,
                                                                  1997           1996
                                                              ------------   ------------
                                                                    (000'S OMITTED)
Senior Notes:
  8.60%.....................................................    $ 44,000       $47,000
  7.38%.....................................................      50,000            --
  6.91%.....................................................      25,000            --
  6.73%.....................................................      25,000            --
Term loans:
  5.97%.....................................................       1,500         2,437
  Variable (6.84% and 7.33%, respectively)..................       6,200         6,200
Redeemable (subordinated) term notes:
  Fixed Interest rates ranging from 6.84% to 7.61%..........      29,511        26,683
Industrial Revenue Bonds (4.50% and 5.28%, respectively)....       4,000         4,000
Other.......................................................       2,436         3,829
                                                                --------       -------
                                                                 187,647        90,149
Less amounts due within one year............................      18,438        10,004
                                                                --------       -------
                                                                $169,209       $80,145
                                                                ========       =======



     The principal payments for: the 8.60% senior note are due quarterly in incrementally increasing amounts through maturity in 2007, the 7.38% senior note are due annually in the amount of $4,545,000 starting in 2002 through maturity in 2012, the 6.91% senior note are due annually in the amount of $3,571,000 starting November 2001 until maturity in 2007, the 6.73% senior note is due in full in November 2002 and the 5.97% term loan are due quarterly in the amount of $187,500 which began in 1996 and matures in 1999. Payment for the variable term loan is due in 1999.



     The redeemable (subordinated) term notes have two to four year terms and are issued in exchange for promissory (subordinated) notes that were held by promissory note holders, who do not own the Company's Class A common stock. Also, effective October 1, 1996, the term notes were opened for purchase by investors that are affiliated with the Company.



     On October 1, 1997, and every three-year period thereafter, the interest rate on the industrial revenue bonds will be adjusted based on a bond index. These bonds may be redeemed at face value at the option of either the Company or the bondholders at each interest reset date through maturity in 2003.



     Total maturities of long-term debt for fiscal years 1998, 1999, 2000, 2001, 2002 and thereafter are $18,438,000, $22,372,000, $8,290,000, $10,012,000,
$37,224,000 and $91,311,000, respectively.



     At December 31, 1997, the Company had established a $300,000,000 five-year revolving credit facility with a group of banks. In addition, the Company has various short-term lines of credit available under informal agreements with lending banks, cancelable by either party under specific circumstances. The borrowings under these agreements were $210,000,000 and $70,594,000 at December 31, 1997 and December 28, 1996, respectively, and were at a weighted average interest rate of 6.4% and 5.5%, respectively.



     The Company is required to meet certain financial ratios and covenants pertaining to certain debt arrangements.



     See note 7 regarding the fair value of financial instruments.

                              TRUSERV CORPORATION

5. LEASE COMMITMENTS



     The Company rents buildings and warehouses, office, computer and transportation equipment. The following is a schedule of future minimum lease payments under long-term non-cancelable leases as of December 31, 1997 (000's omitted):



                        FISCAL YEARS
                        ------------
  1998......................................................    $ 17,029
  1999......................................................      16,016
  2000......................................................      12,363
  2001......................................................       9,480
  2002......................................................       9,274
  Thereafter................................................      60,389
                                                                --------
Net minimum lease payments..................................    $124,551
                                                                ========



     Rent expense under operating leases was $19,890,000, $14,971,000 and $10,063,000 for the years ended December 31, 1997, December 28, 1996 and December 30, 1995, respectively.



6. CAPITALIZATION



     Promissory (subordinated) and installment notes consisted of:



                                                                DECEMBER 31,    DECEMBER 28,
                                                                    1997            1996
                                                                ------------    ------------
                                                                      (000'S OMITTED)
Promissory (subordinated) notes -
  Due on December 31, 1997 -- 10.00%........................      $     --        $ 16,037
  Due on December 31, 1997 -- 7.87%.........................            --          14,832
  Due on December 31, 1998 -- 7.47%.........................        14,252          14,886
  Due on December 31, 1998 -- 8.00%.........................        25,128          25,684
  Due on December 31, 1999 -- 7.86%.........................        14,104          15,349
  Due on December 31, 1999 -- 8.00%.........................        23,809          24,254
  Due on December 31, 1999 -- 8.20%.........................        22,528          23,431
  Due on December 31, 2000 -- 6.50%.........................        22,493          23,010
  Due on December 31, 2000 -- 7.42%.........................        14,951              --
  Due on December 31, 2000 -- 7.58%.........................        28,357          29,315
  Due on December 31, 2001 -- 8.06% (issued in 1997)........        23,567          25,123
Term (subordinated) notes -
  Due on June 30, 2002 -- 8.06%.............................        13,334              --
Installment notes at interest rates of 6.00% to 8.20% with
  maturities through 2002...................................        14,258           6,899
                                                                  --------        --------
                                                                   216,781         218,820
Less amounts due within one year............................        44,202          33,454
                                                                  --------        --------
                                                                  $172,579        $185,366
                                                                  ========        ========



     Promissory notes were issued for partial payment of the annual patronage dividend. Promissory notes are subordinated to indebtedness to banking institutions, trade creditors and other indebtedness of the Company as specified by its Board of Directors. Due to a change in the Company's patronage policy effective in 1997, notes will no longer be issued as part of the patronage dividend. Prior experience indicates that the maturities of a significant portion of the notes due within one year are extended, for a three year period, at interest rates

                              TRUSERV CORPORATION
substantially equivalent to competitive market rates of comparable instruments. The Company anticipates that this practice of extending notes will continue.



     Total maturities of promissory and installment notes for fiscal years 1998, 1999, 2000, 2001 and 2002 are $44,202,000, $64,494,000, $68,746,000, $25,387,000
and $13,952,000, respectively.



     Term notes were issued in connection with the redemption of excess B stock. Term notes are subordinated to indebtedness to banking institutions, trade creditors and other indebtedness of the Company as specified by its Board of Directors.



     See note 7 regarding the fair value of financial instruments.



7. FAIR VALUE OF FINANCIAL INSTRUMENTS



     Due to the uncertainty of the ultimate maturities of the promissory (subordinated) notes, management believes it is impracticable to estimate their fair value. The carrying amounts of the Company's other financial instruments approximate fair value. Fair value was estimated using discounted cash flow analyses, based on the Company's incremental borrowing rate for similar borrowings.



8. INCOME TAXES



     Significant components of the provision (benefit) for income taxes are as follows:



                                                                     FOR THE YEARS ENDED
                                                          ------------------------------------------
                                                          DECEMBER 31,   DECEMBER 28,   DECEMBER 30,
                                                              1997           1996           1995
                                                          ------------   ------------   ------------
                                                                       (000'S OMITTED)
Current:
  Federal...............................................     $   --         $  --          $(363)
  State.................................................        491           237            379
  Foreign...............................................        343           275            273
                                                             ------         -----          -----
  Total current.........................................        834           512            289
                                                             ------         -----          -----
Deferred:
  Federal...............................................        703          (147)          (145)
  State.................................................        124           (26)           (26)
  Foreign...............................................        (61)           23             58
                                                             ------         -----          -----
  Total deferred........................................        766          (150)          (113)
                                                             ------         -----          -----
                                                             $1,600         $ 362          $ 176
                                                             ======         =====          =====

                              TRUSERV CORPORATION

     The Company operates as a nonexempt cooperative and is allowed a deduction in determining its taxable income for amounts paid as qualified patronage dividend based on margins from business done with or for Members. The reconciliation of income tax expense to income tax computed at the U.S. federal statutory tax rate of 35% in fiscal year 1997, 1996 and 1995 is as follows:



                                                                        FOR THE YEARS ENDED
                                                            --------------------------------------------
                                                            DECEMBER 31,    DECEMBER 28,    DECEMBER 30,
                                                                1997            1996            1995
                                                            ------------    ------------    ------------
                                                                          (000'S OMITTED)
Tax at U.S. statutory rate..............................      $ 15,511        $ 18,470        $ 20,725
Effects of:
  Patronage dividend....................................       (15,324)        (18,662)        (21,049)
  State income taxes, net of federal tax benefit........           400             137             229
  Other, net............................................         1,013             417             271
                                                              --------        --------        --------
                                                              $  1,600        $    362        $    176
                                                              ========        ========        ========



     Deferred income taxes reflect the net tax effects of a net operating loss carryforward, which expires in 2012; alternative minimum tax credit carryforwards, which do not expire; and temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. To the extent tax benefits are subsequently recognized in excess of the net deferred tax assets, the valuation allowance for deferred tax assets will reduce goodwill. Significant components of the Company's deferred tax assets and liabilities are as follows:



                                                                    FOR THE YEARS ENDED
                                                                ----------------------------
                                                                DECEMBER 31,    DECEMBER 28,
                                                                    1997            1996
                                                                ------------    ------------
                                                                      (000'S OMITTED)
Deferred tax assets:
  Net operating loss carryforwards..........................      $  9,937         $  466
  AMT credit carryforward...................................           911            911
  Nonqualified notices of allocation........................         6,890             --
  Bad debt provision........................................         3,305          1,298
  Vacation pay..............................................         3,225          2,119
  Contributions to fund retirement plans....................           627            886
  Rent expense..............................................         1,819             --
  Merger-related valuations and accruals....................        21,656             --
  Other.....................................................         1,280            851
                                                                  --------         ------
Total deferred tax assets...................................        49,650          6,531
Valuation allowance for deferred tax assets.................       (25,000)            --
                                                                  --------         ------
Net deferred tax assets.....................................        24,650          6,531
Deferred tax liabilities:
  Tax depreciation in excess of book........................         5,102          2,100
  Inventory capitalization..................................         1,725            835
  Other.....................................................         1,333          1,557
                                                                  --------         ------
Total deferred tax liabilities..............................         8,160          4,492
                                                                  --------         ------
Net deferred taxes..........................................      $ 16,490         $2,039
                                                                  ========         ======

                              TRUSERV CORPORATION

9. CASH FLOW



     On July 1, 1997, the Company merged with SCC. The transaction was accounted for using the purchase accounting method. The Merger was accomplished by converting SCC shares into TruServ shares. See Note 1 for additional comments.



     The patronage dividend and promissory (subordinated) note renewals relating to non-cash operating and financing activities are as follows:



                                                                      FOR THE YEAR ENDED
                                                          ------------------------------------------
                                                          DECEMBER 31,   DECEMBER 28,   DECEMBER 30,
                                                              1997           1996           1995
                                                          ------------   ------------   ------------
                                                                       (000'S OMITTED)
Patronage dividend payable in cash......................    $ 12,142       $16,142        $18,315
Promissory (subordinated) notes.........................       7,511        15,354         23,536
Class B nonvoting common stock..........................     (21,592)        1,248         (2,592)
Installment notes.......................................      11,742         4,605          5,972
Member indebtedness.....................................      29,502        15,971         14,909
                                                            --------       -------        -------
                                                            $ 39,305       $53,320        $60,140
                                                            ========       =======        =======
Note renewals...........................................    $ 16,379       $27,938        $23,974
                                                            ========       =======        =======



     The $39,305,000 above represents the 1997 patronage dividend less amounts already paid in cash.



     The Company's non-cash financing and investing activities in fiscal year 1996 include a $178,000 acquisition of transportation equipment by entering into capital leases.



     Cash paid for interest during fiscal years 1997, 1996, and 1995 totaled $34,693,000, $28,694,000, and $29,624,000 respectively. Cash paid for income taxes during fiscal years 1997, 1996, and 1995 totaled $1,148,000, $694,000, and $1,012,000, respectively.



10. RETIREMENT PLANS



     The components of net pension cost for the Company administered pension plans consisted of:



                                                                        FOR THE YEARS ENDED
                                                            --------------------------------------------
                                                            DECEMBER 31,    DECEMBER 28,    DECEMBER 30,
                                                                1997            1996            1995
                                                            ------------    ------------    ------------
                                                                          (000'S OMITTED)
Income:
  Actual return on plan assets..........................      $27,243         $13,007         $25,564
  Amortization of excess plan assets....................          835             914             914
                                                              -------         -------         -------
                                                               28,078          13,921          26,478
                                                              -------         -------         -------
Expenses:
  Service cost-benefits earned during the year..........        6,511           4,851           4,152
  Interest on projected benefit obligation..............       10,386           7,623           7,242
  Deferral of excess (deficiency) of actual over
     estimated return on plan assets....................       15,440           4,223          18,021
                                                              -------         -------         -------
                                                               32,337          16,697          29,415
                                                              -------         -------         -------
Net pension cost........................................      $ 4,259         $ 2,776         $ 2,937
                                                              =======         =======         =======

                              TRUSERV CORPORATION

     The discount rate and the rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation were respectively, 7.25% and 4.50% in fiscal year 1997, 7.75% and 4.50%, in fiscal year 1996 and 7.25% and 4.50% in fiscal year 1995. These changes in actuarial assumptions did not have a material impact on net pension cost for fiscal year 1997 and the Company does not anticipate that these changes will have a material impact on net pension cost in future years. In fiscal years 1997, 1996 and 1995, the expected long-term rate of return on assets was 9.50%.



     Net periodic pension cost for 1997 includes pension cost for the former employees of SCC subsequent to the Merger. The effect of including these employees was an increase in net periodic pension cost by $1,318,000, an increase in the projected benefit obligation of $73,124,000, and an increase in plan assets of $72,181,000.



     In 1997, the Company settled $6,600,000 of pension obligations resulting in a minimal reduction in pension expense. During 1996, the Company settled $8,520,000 of pension obligations under its amended plan, resulting in a reduction of $798,000 in pension expense for fiscal 1996.



     Plan assets are composed primarily of corporate equity and debt securities. Benefits are based on an employee's age, years of service and the employee's compensation during the last ten years of employment, and are coordinated with Social Security retirement benefits. Trusteed net assets and actuarially computed benefit obligations for the Company administered pension plans are presented below:



                                                              DECEMBER 31,   DECEMBER 28,
                                                                  1997           1996
                                                              ------------   ------------
                                                                    (000'S OMITTED)
Assets:
  Total plan assets at fair value...........................    $198,171       $107,954
                                                                ========       ========
Obligations:
  Accumulated benefit obligations --
     Vested.................................................    $158,534       $ 70,593
     Non-vested.............................................      20,348         13,369
  Effect of projected compensation increases................      10,956         21,015
                                                                --------       --------
  Total projected benefit obligations.......................     189,838        104,977
                                                                --------       --------
Net excess assets (liabilities):
  Unrecognized --
     Unamortized excess assets at original date.............       5,336          6,170
     Net actuarial gain (loss)..............................      17,495          5,702
     Prior service costs....................................      (8,824)        (3,424)
  Recognized accrued pension cost...........................      (5,674)        (5,471)
                                                                --------       --------
  Total net excess assets (liabilities).....................       8,333          2,977
                                                                --------       --------
Total obligations and net excess assets (liabilities).......    $198,171       $107,954
                                                                ========       ========



     The Company also participates in union-sponsored defined contribution plans. Pension costs related to these plans were $654,000, $641,000 and $720,000 for fiscal years 1997, 1996 and 1995, respectively.



     The Company sponsors a defined benefit retirement medical plan for those SCC employees and former employees that meet certain age and service criteria as of the Merger dated July 1, 1997. The components of net periodic postretirement benefit costs only consisted of interest cost of $236,100. The plan was frozen effective with the Merger.

                              TRUSERV CORPORATION

     The trusteed net assets and actuarially computed benefit obligations for the Company administered retiree medical plan are listed below:



                                                               DECEMBER 31,
                                                                   1997
                                                               ------------
                                                              (000'S OMITTED)
Accumulated postretirement benefit obligation...............      $(6,646)
Fair value of assets........................................           --
                                                                  -------
Unfunded Status.............................................       (6,646)
Unrecognized net gain.......................................           (7)
                                                                  -------
Accrued postretirement benefit cost.........................      $(6,653)
                                                                  =======



     The discount rate and the medical trend rate used in determining the actuarial present value of the projected benefit obligation were 7.25% and 5.00%, respectively, in fiscal year 1997. The Company does not anticipate that changes in these rates will have a material impact on retiree medical cost in future years.



     A 1% increase in the trend rate for health care costs would have increased the accumulated postretirement benefit obligation by 6.4% and the service and interest costs by 12.5%.

           =========================================================

NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

TABLE OF CONTENTS


                                             Page
                                             ----
Available Information......................     2
Reports to Security Holders................     2
Documents Incorporated by Reference........     2
Summary....................................     3
The Company................................     4
Consolidated Ratio of Earnings to Fixed
  Charges of the Company...................     4
The TruServ Variable Denomination Floating
  Rate Demand Note Investment Program......     5
Use of Proceeds............................     7
Arbitration................................     7
Certain Terms of the Notes.................     7
Plan of Distribution.......................     9
Agent Bank and Administration..............     9
Taxes......................................     9
Risk Factors...............................    10
Dividends..................................    10
Selected Financial Data....................    11
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...............................    11
Business of TruServ........................    15
Distribution of Patronage Dividends........    17
Management.................................    20
Legal Matters..............................    21
Consolidated Financial Statements..........    22


           =========================================================
           =========================================================


                                  $44,487,373


                              TRUSERV CORPORATION

                             VARIABLE DENOMINATION
                                 FLOATING RATE
                                  DEMAND NOTES

                           FOR INFORMATION CONCERNING
                                  THE TRUSERV
                              INVESTMENT PROGRAM,

                                   WRITE TO:
                         THE TRUSERV INVESTMENT PROGRAM
                                 P.O. BOX 75928
                          CHICAGO, ILLINOIS 60675-7598

                                    OR CALL:
                        TOLL FREE NUMBER 1-800-507-9000
                                   PROSPECTUS
                            ------------------------

                              DATED


           =========================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following are the actual or estimated expenses in connection with the issuance and distribution of the Variable Denomination Floating Rate Demand Notes being registered:


Registration Fee............................................    $   -0-
Printing of Registration Statement and Prospectus...........     16,000
Accounting Fees and Expenses................................     10,000
Legal Fees..................................................     10,000
Trustee Fee.................................................      3,000
Fees and Expenses for Qualifying Securities under "Blue Sky"
  Laws of
  Various States............................................     35,000
                                                                -------
Total.......................................................    $74,000
                                                                =======


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Company's Certificate of Incorporation, as amended, provides that the Company shall indemnify, in accordance with and to the full extent permitted by the Delaware General Corporation Law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, an action by or in the right of the Company), by reason of the fact that such person is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another Company, partnership, joint venture, trust or other enterprise, against any liability or expense actually and reasonably incurred by such person in respect thereof. Such indemnification is not exclusive of any other right of such director, officer, or employee to indemnification provided by law or otherwise.


     Additionally, pursuant to Section 145(a)-(g) of the Delaware General Corporation Law which empowers a corporation to indemnify its directors, officers, employees and agents, the Board of Directors of the Company on July 23, 1973 adopted a By-Law (Article XIII, Indemnification of Directors, Officers and Employees--Exhibit 2-A to Registration Statement on Form S-4 (No. 333-18397) and incorporated herein by reference) providing for such indemnification. The following is a summary of the most significant provisions of said By-Law:


     As against third parties, the Company shall indemnify any director, officer, employee or agent for any expenses (including attorneys' fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred in defending any threatened, pending or completed suit or proceeding, whether civil, criminal, administrative or investigative brought against such person by reason of the fact that he was or is a director, officer, employee or agent, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the Company, and with respect to any criminal action or proceeding if he had no reasonable cause to believe his conduct unlawful.

     In any action or suit by or in the right of the Company, the Company shall indemnify any director, officer, employee or agent who is or was a party or threatened to be made a party to such threatened, pending or completed action or suit, for expenses (including attorney's fees and amounts paid in settlement) reasonably and actually incurred in connection with the defense or settlement of such suit or action, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the Company, except that no indemnification shall be made if such person has been adjudged to be liable for negligence or misconduct in the performance of his duty to the Company unless and only to the extent that the Court of Chancery of Delaware or the court where the suit was brought finds that in view of all the circumstances of the case, such person is entitled to indemnification.

     Any indemnification, unless ordered by a court, shall be made by the Company only as authorized in the specific case upon a determination that indemnification is proper in the circumstances because the party to be indemnified has met the applicable standard of conduct. Such determination shall be made by the Board of Directors by a majority vote of a quorum, consisting of directors who were not parties of such action, suit or proceeding, or if such a quorum is not obtainable, or even if obtainable, if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or by the stockholders.


     Additionally, the stockholders of the Company have approved an amendment to the Certificate of Incorporation to eliminate personal liability of directors to the Company or its stockholders for monetary damages for breach of fiduciary duty of care. The amendment provides that a director of the Company shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law as the same exists or may hereafter be amended.


     Insofar as indemnification for liabilities arising under the Securities Act of 1933 is concerned, see Item 17 "Undertakings" below.

ITEM 16. EXHIBITS.


           EXHIBIT
           NUMBER                                    DESCRIPTION
           -------                                   -----------
     2-A                     Agreement and Plan of Merger dated as of December 9, 1996
                             between the Company and ServiStar Coast to Coast Corporation
                             ("SCC"). Incorporated by Reference--Exhibit 2-A to
                             Registration Statement on Form S-4 (No. 333-18397).
     4-A                     Amended and Restated Certificate of Incorporation of the
                             Company, effective July 1, 1997. Incorporated by
                             reference -- Exhibit 2-A to Registration Statement on Form
                             S-4 (No. 333-18397).
     4-B                     By-laws of the Company, effective July 1, 1997. Incorporated by reference -- Exhibit 2-A to Registration Statement on
                             Form S-4 (No. 333-18397).
     4-C                     Specimen certificate of Class A common stock. Incorporated by reference--Exhibit 4-A to Registration Statement on Form
                             S-2 (No. 2-82836).
     4-D                     Specimen certificate of Class B common stock. Incorporated by reference--Exhibit 4-B to Registration Statement on Form
                             S-2 (No. 2-82836).
     4-E                     Promissory (subordinated) note form effective for the
                             year-ending December 31, 1986 and thereafter. Incorporated by reference--Exhibit 4-H to Registration Statement on Form
                             S-2 (No. 33-20960).
     4-F                     Instalment note form. Incorporated by reference--Exhibit 4-F to Registration Statement on Form S-2 (No. 2-82836).
     4-G                     Trust Indenture between TruServ Corporation and First Trust of Illinois (formerly Bank of America). Incorporated by
                             reference--Exhibit T3C to TruServ Corporation Form T-3 (No.
                             22-26210).
     4-H                     Amended and Restated Trust Indenture between TruServ
                             Corporation and First Trust National Association for
                             $50,000,000 principal amount of Variable Denomination
                             Floating Rate Demand Notes. Incorporated by reference --
                             Exhibit 4-K to Registration Statement on Form S-2 (No.
                             333-26727)
     4-I                     Credit Agreement dated July 1, 1997 for $300,000,000
                             Revolving credit between TruServ Corporation, various
                             financial institutions, and Bank of America. Incorporated by reference -- Exhibit 4-J to Post Effective Amendment No. 5 to Registration Statement on Form S-2 to Form S-4 (No.
                             333-18397).
     4-J                     Amended and Restated Private Shelf Agreement between TruServ
                             Corporation and Prudential Insurance Company of America
                             dated November 13, 1997 for $150,000,000. Incorporated by
                             reference -- Exhibit 4-k to Post Effective Amendment No. 5 to Registration Statement on Form S-2 to Form S-4 (No.
                             333-18397).
                 *5          Opinion of Messrs. Arnstein & Lehr.

           EXHIBIT
           NUMBER                                    DESCRIPTION
           -------                                   -----------
    10-A                     Current Form of "Retail Member Agreement with TruServ
                             Corporation" between the Company and its Members that offer primarily hardware and related items. Incorporated by
                             reference--Exhibit 10-A to the Company's Registration
                             Statement on Form S-4 (No. 333-18397).
    10-B                     Current form of "Subscription to Shares of TruServ
                             Corporation". Incorporated by reference--Exhibit 10-B to
                             Post Effective Amendment No. 5 to Registration Statement on
                             Form S-2 to Form S-4 (No. 333-18397).
    10-C                     Cotter & Company Defined Lump Sum Pension Plan (As Amended
                             and Restated Effective As Of January 1, 1996). Incorporated
                             by reference--Exhibit 10-C to Post-Effective Amendment No. 5 to Registration Statement on Form S-2 (No. 33-39477).
    10-D                     Cotter & Company Employees' Savings and Compensation
                             Deferral Plan (As Amended and Restated Effective April 1,
                             1994). Incorporated by reference--Exhibit 10-D to
                             Post-Effective Amendment No. 4 to Registration Statement on
                             Form S-2 (No. 33-39477).
    10-E                     Cotter & Company Supplemental Retirement Plan between
                             TruServ Corporation and selected executives of the Company
                             (As Amended and Restated January 2, 1996 Effective As Of
                             January 1, 1996). Incorporated by reference--Exhibit 10-E to
                             Post-Effective Amendment No. 5 to Registration Statement on
                             Form S-2 (No. 33-39477).
    10-F                     Annual Incentive Compensation Program and Long-Term
                             Incentive Compensation Program between Cotter & Company and selected executives of the Company. Incorporated by
                             reference--filed as Exhibits A and B to Exhibit 10-N to
                             Registration Statement on Form S-2 (No. 33-39477).
    10-G                     Cotter & Company Long-Term Incentive Compensation Program
                             for Executive Management (Amended) dated November 7, 1994.
                             Incorporated by reference--Exhibit 10-I to Post-Effective
                             Amendment No. 4 to Registration Statement on Form S-2 (No.
                             33-39477).
    10-H                     Employment Agreement between Cotter & Company and Daniel A.
                             Cotter dated October 15, 1984. Incorporated by
                             reference--Exhibit 10-N to Post-Effective Amendment No. 2 to
                             Registration Statement on Form S-2 (No. 2-82836).
    10-I                     Amendment No. 1 to Employment Agreement between Cotter &
                             Company and Daniel A. Cotter dated October 15, 1984
                             effective January 1, 1991. Incorporated by reference--
                             Exhibit 10-N to Registration Statement on Form S-2 (No.
                             33-39477).
    10-J                     Contract between Daniel T. Burns and the Company.
                             Incorporated by reference--Exhibit 10-J to Post-Effective
                             No. 5 to Registration Statement in Form S-2 (No. 33-39477).
    10-K                     Contract between Kerry J. Kirby and the Company.
                             Incorporated by reference--Exhibit 10-K to Post-Effective
                             No. 5 to Registration Statement on Form S-2 (No. 33-39477).
    10-L                     Retail Conversion Funds Agreement dated as of December 9,
                             1996 between the Company and SCC. Incorporated by
                             reference--Exhibit 10-L to Registration Statement on Form
                             S-4 (No. 333-18397).
    10-M                     Employment Agreement between SCC and Paul E. Pentz dated
                             September 1, 1996--Incorporated by reference to Exhibit 10-N to Amendment No. 2 to Registration Statement on Form S-4
                             (No. 333-18397)
    10-N                     Employment Agreement between SCC and Eugene J. O'Donnell
                             dated September 1, 1996--Incorporated by reference to
                             Exhibit 10-O to Amendment No. 2 to Registration Statement on
                             Form S-4 (No. 333-18397)
    10-O                     Employment Agreement between SCC and Donald J. Hoye dated
                             September 1, 1996--Incorporated by reference to Exhibit 10-P to Amendment No. 2 to Registration Statement on Form S-4
                             (No. 333-18397)
    12                       Statement of Computation of Consolidated Ratio of Earnings
                             to Fixed Charges for the Fiscal Years Ended 1997, 1996,
                             1995, 1994, and 1993.
    23-A                     Consent of Arnstein & Lehr (included in Exhibit 5 to this
                             Registration Statement).


    *23-B                    Consent of Ernst & Young LLP (included on page II-7).


    *99-A                    Application Form and Related Materials for TruServ Variable
                             Denomination Floating Rate Demand Note Investment Program.


* Filed herewith.

ITEM 17. UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any Prospectus required by section 10(a)(3) of the Securities Act of 1933;


             (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and



             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.


          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions described in Item 15, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-2 AND HAS DULY CAUSED THIS AMENDMENT TO REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF CHICAGO, STATE OF ILLINOIS, ON THE 24TH DAY OF APRIL, 1998.



                                          TRUSERV CORPORATION


                                          By:        /s/ DANIEL A. COTTER

                                            ------------------------------------
                                                      Daniel A. Cotter

                                                Chairman of the Board, Chief
                                                Executive Officer and Director



                               POWER OF ATTORNEY



     KNOW ALL MEN BY THESE PRESENTS, THAT EACH PERSON WHOSE SIGNATURE APPEARS BELOW, CONSTITUTES AND APPOINTS DANIEL A. COTTER, KERRY J. KIRBY AND DANIEL T. BURNS, JOINTLY AND SEVERALLY, ATTORNEYS-IN-FACT AND AGENTS, EACH WITH FULL POWER OF SUBSTITUTION, FOR HIM OR HER IN ANY AND ALL CAPACITIES TO SIGN ANY AND ALL AMENDMENTS (INCLUDING POST-EFFECTIVE AMENDMENTS) TO THIS REGISTRATION STATEMENT, AND TO FILE THE SAME, AND ALL EXHIBITS THERETO, AND OTHER DOCUMENTS IN CONNECTION THEREWITH, WITH THE SECURITIES AND EXCHANGE COMMISSION, HEREBY SATISFYING AND CONFIRMING ALL THAT EACH OF SAID ATTORNEYS-IN FACT AND AGENTS, OR HIS OR THEIR SUBSTITUTE OR SUBSTITUTES, MAY LAWFULLY DO OR CAUSE TO BE DONE BY VIRTUE HEREOF.



     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT TO REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.



                      SIGNATURE                                       TITLE                      DATE
                      ---------                                       -----                      ----
                /s/ DANIEL A. COTTER                     Chairman, Chief Executive          April 24, 1998
-----------------------------------------------------      Officer and Director
                  Daniel A. Cotter

                  /s/ PAUL E. PENTZ                      President, Chief Operating         April 24, 1998
-----------------------------------------------------      Officer and Director
                    Paul E. Pentz

                 /s/ KERRY J. KIRBY                      Executive Vice President,          April 24, 1998
-----------------------------------------------------      Finance and Chief Financial
                   Kerry J. Kirby                          Officer

                 /s/ PETER G. KELLY                      Vice Chairman of the Board         April 24, 1998
-----------------------------------------------------      and Director
                   Peter G. Kelly

                /s/ ROBERT J. LADNER                     Vice Chairman of the Board         April 24, 1998
-----------------------------------------------------      and Director
                  Robert J. Ladner

                  /s/ JOE W. BLAGG                       Director                           April 24, 1998
-----------------------------------------------------
                    Joe W. Blagg

            /s/ WILLIAM M. CLAYPOOL, III                 Director                           April 24, 1998
-----------------------------------------------------
              William M. Claypool, III

                 /s/ JAY B. FEINSOD                      Director                           April 24, 1998
-----------------------------------------------------
                   Jay B. Feinsod

                      SIGNATURE                                       TITLE                      DATE
                      ---------                                       -----                      ----

              /s/ WILLIAM M. HALTERMAN                              Director                April 24, 1998
-----------------------------------------------------
                William M. Halterman

                 /s/ WILLIAM H. HOOD                                Director                April 24, 1998
-----------------------------------------------------
                   William H. Hood

                /s/ JAMES HOWENSTINE                                Director                April 24, 1998
-----------------------------------------------------
                  James Howenstine

               /s/ JERRALD T. KABELIN                               Director                April 24, 1998
-----------------------------------------------------
                 Jerrald T. Kabelin

                /s/ GEORGE V. SHEFFER                               Director                April 24, 1998
-----------------------------------------------------
                  George V. Sheffer

                /s/ DENNIS A. SWANSON                               Director                April 24, 1998
-----------------------------------------------------
                  Dennis A. Swanson

                /s/ JOHN B. WAKE, JR.                               Director                April 24, 1998
-----------------------------------------------------
                  John B. Wake, Jr.

                /s/ JOHN M. WEST, JR.                               Director                April 24, 1998
-----------------------------------------------------
                  John M. West, Jr.

              /s/ BARBARA B. WILKERSON                              Director                April 24, 1998
-----------------------------------------------------
                Barbara B. Wilkerson

                        CONSENT OF INDEPENDENT AUDITORS


     We consent to the use of our report dated February 23, 1998, in Post-Effective Amendment No. 1 to the Registration Statement (Form S-2 No. 333-26727) and related Prospectus of TruServ Corporation for the registration of $44,487,373 of Variable Denomination Floating Rate Demand Notes. We also consent to the incorporation by reference therein of our report dated February 23, 1998, with respect to the consolidated financial statements of TruServ Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 1997, filed with the Securities and Exchange Commission.


                                          ERNST & YOUNG LLP

Chicago, Illinois

April 24, 1998

                            INDEX TO EXHIBITS FILED

                      TO POST EFFECTIVE AMENDMENT NO. 1 TO

                           REGISTRATION STATEMENT ON

                        FORM S-2 OF TRUSERV CORPORATION



EXHIBIT
NUMBER                              EXHIBIT
-------                             -------

 5        Opinion of Arnstein & Lehr
12        Statement of Computation of Consolidated Ratios
23-B      Consent of Ernst & Young LLP (included on page II-7).
99-A      Application Form and Related Materials for TruServ Variable
          Denomination Floating Rate Demand Note Investment Program.



     Exhibits incorporated by reference are listed on Pages II-2 and II-3 of Post-Effective Amendment No. 1 to this Registration Statement on Form S-2 of TruServ Corporation.